                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A
                                 (RULE 14a-101)

                                  SCHEDULE 14A

           PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                 EXCHANGE ACT OF 1934 (AMENDMENT NO. ________ )

     Filed by the Registrant [X]

     Filed by a Party other than the Registrant [ ]

     Check the appropriate box:

     [ ]  Preliminary Proxy Statement.        [ ]  Confidential, for Use of the
                                                   Commission Only (as permitted
                                                   by Rule 14a-6(e)(2)).

     [X]  Definitive Proxy Statement.

     [ ]  Definitive Additional Materials.

     [ ]  Soliciting Material Pursuant to Section 240.14a-12

                                TRICO BANCSHARES
                (Name of Registrant as Specified in Its Charter)

________________________________________________________________________________
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     [X]  No fee required.

     [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
          0-11.

     (1)  Title of each class of securities to which transaction applies:
________________________________________________________________________________

     (2)  Aggregate number of securities to which transaction applies:
________________________________________________________________________________

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
________________________________________________________________________________

     (4)  Proposed maximum aggregate value of transaction:
________________________________________________________________________________

     (5)  Total fee paid:
________________________________________________________________________________

     [ ]  Fee paid previously with preliminary materials.
________________________________________________________________________________

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:
________________________________________________________________________________

     (2)  Form, Schedule or Registration Statement No.:
________________________________________________________________________________

     (3)  Filing Party:
________________________________________________________________________________

     (4)  Date Filed:
________________________________________________________________________________

TRICO BANCSHARES

(TRICO BANCSHARES LOGO)
                                                         TriCo Bancshares
                                                         63 Constitution Drive
                                                         Chico, California 95973
                                                         Phone: (530) 898-0300

                  NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

To Our Shareholders:

     On Tuesday, May 22, 2007, TriCo Bancshares will hold its annual meeting of shareholders at its headquarters located at 63 Constitution Drive, Chico, California. The meeting will begin at 6:00 p.m. Pacific Time.

     Shareholders who owned shares of our stock at the close of business on March 30, 2007, may attend and vote at the meeting. We request that all shareholders be present at the meeting in person or by proxy to ensure that we have a quorum. At the meeting, shareholders will be asked to:

     1. Elect ten directors for terms expiring at the 2007 annual meeting of shareholders.

     2. Ratify the selection of Moss Adams LLP as our principal independent auditor for 2007.

     3.   Attend to any other business properly presented at the meeting.

     We do not know of any other business that will come before the meeting. In order to vote without attending the meeting, you may sign and date the enclosed proxy and voting instruction card and return it in the postage prepaid envelope.

     A copy of our 2006 Annual Report is enclosed. This notice and proxy statement, a proxy and voting instruction card, and the 2006 Annual Report are being distributed on or about April 20, 2007.

                                        By Order of the Board of Directors,


                                        /s/ Alex A. Vereschagin, Jr.
                                        ----------------------------------------
                                        Secretary

Chico, California
April 20, 2007

          YOUR VOTE IS IMPORTANT TO TRICO. Regardless of whether you plan to attend the meeting in person, we urge you to vote in favor of each of the proposals as soon as possible.

                        PROXY STATEMENT TABLE OF CONTENTS

QUESTIONS AND ANSWERS......................................................    1
PROPOSALS TO BE VOTED ON...................................................    4
BOARD OF DIRECTORS.........................................................    6
CORPORATE GOVERNANCE, BOARD NOMINATION AND BOARD COMMITTEES................    8
COMPENSATION OF DIRECTORS..................................................   12
OWNERSHIP OF VOTING SECURITIES.............................................   14
EXECUTIVE OFFICERS.........................................................   16
COMPENSATION DISCUSSION AND ANALYSIS.......................................   17
REPORT OF THE COMPENSATION AND MANAGEMENT SUCCESSION COMMITTEE.............   21
COMPENSATION OF NAMED EXECUTIVE OFFICERS...................................   22
REPORT OF THE AUDIT COMMITTEE..............................................   34
PRINCIPAL INDEPENDENT AUDITOR..............................................   36
OTHER INFORMATION..........................................................   37

                              QUESTIONS AND ANSWERS

1.    Q:   WHY AM I RECEIVING THESE MATERIALS?

      A: The Board of Directors of TriCo Bancshares is providing these proxy materials to you in connection with TriCo's annual meeting of shareholders which will take place on May 22, 2007. As a shareholder, you are invited to attend the meeting and may vote on the proposals described in this proxy statement.

2.    Q:   WHAT INFORMATION IS CONTAINED IN THESE MATERIALS?

      A: The information included in this proxy statement relates to the proposals to be voted on at the meeting, the voting process, the compensation of our directors and executive officers and certain other required information. Our 2006 Annual Report is also enclosed.

3.    Q:   WHO MAY VOTE AT THE MEETING?

      A: Only shareholders of record at the close of business on March 30, 2007, may vote at the meeting. As of the record date, 15,910,291 shares of our common stock were issued and outstanding. Each shareholder is entitled to one vote for each share of common stock held on the record date.

4.    Q:   WHAT IS THE DIFFERENCE BETWEEN HOLDING SHARES AS A SHAREHOLDER OF
           RECORD AND AS A BENEFICIAL OWNER?

      A: Most shareholders hold shares through a stockbroker, bank or other nominee rather than directly in their own name. The distinctions between shares held of record and shares owned beneficially are summarized below.

           Shareholder of Record

           If your shares are registered directly in your name with our transfer agent, Mellon Investor Services, LLC, you are considered to be the shareholder of record of those shares and these proxy materials are being sent directly to you by TriCo. As the shareholder of record, you have the right to vote by proxy or to vote in person at the meeting. In that case, we have enclosed a proxy card for you to use.

           Beneficial Owner

           If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered to be the beneficial owner of shares held in street name and these proxy materials are being forwarded to you by your broker or nominee which is considered to be the shareholder of record of those shares. As the beneficial owner, you have the right to direct your broker how to vote and are also invited to attend the meeting. If you wish to vote these shares at the meeting, you must contact your bank or broker for instructions. Your broker or bank has enclosed a voting instruction card for you to use in directing the broker or bank how to vote your shares for you.

5.    Q:   WHAT MAY I VOTE ON AT THE MEETING?

      A: You may vote to elect ten nominees to serve on our Board of Directors for terms expiring at the next annual meeting and to ratify the selection of Moss Adams LLP as our principal independent auditor for 2007.

6.    Q:   HOW DOES THE BOARD OF DIRECTORS RECOMMEND I VOTE?

      A: The Board of Directors recommends that you vote your shares FOR each of the ten director nominees named in this proxy statement and FOR ratification of Moss Adams LLP as our principal independent auditor for 2007.

7.    Q:   HOW CAN I VOTE MY SHARES?

      A: You may vote either in person at the meeting or by appointing a proxy. Please refer to the instructions included on your proxy card to vote by proxy. If you hold your shares through a bank, broker or other nominee, then you may vote by the methods your bank or broker makes available, using the instructions the bank or broker has included with this proxy statement.

8.    Q:   HOW ARE VOTES COUNTED?

      A: In the election of directors, you may vote FOR all of the director nominees or your vote may be WITHHELD with respect to one or more nominees. In addition, under California law and our bylaws, you may cumulate your votes in the election of the directors by following the procedures described at "Corporate Governance, Board Nomination and Board Committees--Nomination and Election of Directors." If the proxy is not marked with respect to election of directors, authority will be granted to the persons named in the proxy to cumulate votes if they so choose and to allocate votes among the nominees in such a manner as they determine is necessary in order to elect all or as many of the nominees as possible. You may vote FOR, AGAINST or ABSTAIN on the proposal to ratify the principal independent auditor.

9.    Q:   HOW ARE ABSTENTIONS AND BROKER NON-VOTES TREATED?

      A: Since the affirmative vote of the holders of a majority of the shares of our common stock present and voting is required to approve the proposals (other than the election of directors), abstentions and broker non-votes will be counted for purposes of determining whether a quorum is present. Abstentions will be counted as voting shares and will have the effect of a vote "against" the proposals. Broker non-votes will not be counted as shares voting on the proposals.

10.   Q:   CAN I CHANGE MY VOTE?

      A: You have the right to revoke your proxy at any time before the meeting by:

           - providing written notice to TriCo's corporate secretary and voting in person at the meeting, or

           -    appointing a new proxy before the meeting begins.

           Attending the meeting will not by itself revoke a proxy unless you specifically revoke your proxy in writing.

11.   Q:   WHAT IF I OWN SHARES THROUGH TRICO'S EMPLOYEE STOCK OWNERSHIP PLAN
           AND TRUST?

      A: For present or past employees of TriCo, your proxy includes any shares held in your account under our employee stock ownership plan and trust.

12.   Q:   WHAT DOES IT MEAN IF I GET MORE THAN ONE PROXY CARD?

      A: If your shares are registered differently and are held in more than one account, then you will receive more than one card. Be sure to vote all of your accounts so that all of your shares are voted. We encourage you to have all accounts registered in the same name and address. You can accomplish this by contacting Mellon Investor Services LLC, 235 Montgomery Street, 23rd Floor, San Francisco, California 94104, telephone 1-800-676-0712.

13.   Q:   WHO MAY ATTEND THE MEETING?

      A: All shareholders who owned shares of our common stock on March 30, 2007, may attend the meeting. You may indicate on the enclosed proxy card if you plan to attend the meeting.

14.   Q:   HOW WILL VOTING ON ANY OTHER BUSINESS BE CONDUCTED?

      A: We do not know of any business to be considered at the meeting other than election of ten directors and ratification of Moss Adams LLP as our principal independent auditor for 2007. If any other business is properly presented at the meeting, your proxy gives Richard P. Smith, our president and chief executive officer, and Richard O'Sullivan, executive vice president of our subsidiary, Tri Counties Bank, authority to vote on these matters in their discretion.

15.   Q:   WHERE AND WHEN WILL I BE ABLE TO FIND THE RESULTS OF THE VOTING?

      A: The results of the voting will be announced at the meeting. We will also publish the final results in our quarterly report on Form 10-Q for the second quarter of 2007 to be filed with the Securities and Exchange Commission.

16.   Q:   IS MY VOTE CONFIDENTIAL?

      A: Proxy instructions, ballots and voting tabulations that identify individual shareholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within TriCo or to third parties except:

           -    as necessary to meet applicable legal requirements,

           -    to allow for the counting and certification of votes, or

           -    to help our Board solicit proxies.

17.   Q:   WHEN ARE SHAREHOLDER PROPOSALS FOR THE 2008 ANNUAL MEETING DUE?

      A: All shareholder proposals to be considered for inclusion in our proxy statement for the 2008 annual meeting must be received at our principal office by December 16, 2007. Shareholder nominations for directors must be received by our president as described at "Corporate Governance, Board Nomination and Board
           Committees--Nomination and Election of Directors."

18.   Q:   WHO WILL BEAR THE COST OF SOLICITING PROXIES FOR THE MEETING AND HOW
           WILL THESE PROXIES BE SOLICITED?

      A: We will pay the cost of preparing, assembling, printing, mailing and distributing these proxy materials, including the charges and expenses of brokers, banks, nominees and other fiduciaries who forward proxy materials to their principals. Proxies may be solicited by mail, in person, by telephone or by electronic communication by our officers and employees who will not receive any additional compensation for these solicitation activities.

                            PROPOSALS TO BE VOTED ON

1.   ELECTION OF DIRECTORS

     Ten directors will be elected this year for terms expiring at our annual meeting in 2008. Each nominee is currently serving as a director of TriCo. The nominees for election are:

          William J. Casey
          Donald E. Murphy
          Donald J. Amaral
          Craig S. Compton
          John S. A. Hasbrook
          Michael W. Koehnen
          Steve G. Nettleton
          Richard P. Smith
          Carroll R. Taresh
          Alex A. Vereschagin, Jr.

     The ten nominees receiving the most affirmative votes cast at the meeting will be elected as directors assuming a quorum is present. Consequently, any shares not voted at the meeting, whether by abstention or otherwise, will have no effect on the election of directors. If any of the nominees should unexpectedly decline or become unable to serve, the proxies we are soliciting may be voted for a substitute nominee or the Board may reduce the size of the Board.

     Brief biographies of the director nominees are found at "Board of Directors." These biographies include each nominee's age, business experience and the names of publicly held and certain other corporations of which they are also directors. Unless stated otherwise, each director has been engaged in his present occupation for at least the past five years.

     Shareholders may cumulate their votes when electing directors. To do so, you must follow the procedures set forth in our bylaws which are described at "Corporate Governance, Board Nomination and Board Committees--Nomination and Election of Directors."

        THE BOARD RECOMMENDS A VOTE FOR THE ELECTION OF ALL TEN NOMINEES.

2.   RATIFICATION OF SELECTION OF PRINCIPAL INDEPENDENT AUDITOR

     Our audit committee has selected the firm of Moss Adams LLP as our principal independent auditor for 2007. Representatives of Moss Adams will be present at the meeting and will have the opportunity to make a statement and to answer appropriate questions.

     Neither TriCo's governing documents nor applicable law require shareholder ratification of the appointment of Moss Adams as our principal independent auditor. However, the audit committee recommended, and the Board of Directors determined, to submit the appointment of Moss Adams to the shareholders for ratification as a matter of good corporate practice. If shareholders fail to ratify the appointment, the audit committee will reconsider whether or not to retain that firm. Even if appointment is ratified, the audit committee in its discretion may direct the appointment of a different principal independent auditor at any time.

     The affirmative vote of a majority of those shareholders present and voting will ratify the selection of Moss Adams as our principal independent auditor. If the firm should unexpectedly for any reason decline or be unable to act as our principal independent auditor, the proxies will be voted for a substitute nominee to be designated by the audit committee.

     The firm of KPMG, LLP served as our principal independent auditor from 2002 until March 15, 2007, when they were dismissed by our audit committee. See "Principal Independent Auditor." Representatives of KPMG will not be present at the meeting.

     The following audit services were performed by KPMG for the year ended December 31, 2006:

          - examination of our financial statements and our employee benefit plans,

          - services related to our filings with the Securities and Exchange Commission, and

          - consultation on matters related to accounting, financial reporting, tax returns, internal controls and regulatory compliance.

     Additional information concerning KPMG's services for TriCo in 2006 can be found at "Principal Independent Auditor" and "Report of the Audit Committee."

    THE BOARD RECOMMENDS A VOTE FOR THE RATIFICATION OF MOSS ADAMS LLP AS OUR
                     PRINCIPAL INDEPENDENT AUDITOR FOR 2007.

                               BOARD OF DIRECTORS

The following persons are currently serving as Board members of both TriCo Bancshares and Tri Counties Bank. They are each nominated for re-election. These Board members also serve on committees of the Board of Directors of Tri Counties Bank, TriCo's wholly owned subsidiary, in addition to the TriCo Board committees discussed below.

WILLIAM J. CASEY

William J. Casey, age 62, has been a director since 1989. He is the chairman of our Board of Directors, chairman of our compensation and management succession committee, chairman of our nominating and corporate governance committee and a member of our audit committee. Mr. Casey has been a self-employed healthcare consultant since 1983 and has served as president of Premium Hospital Management, Inc. since 2000. Mr. Casey received a Master's degree in public administration and has served on the audit committees of other public companies.

DONALD E. MURPHY

Donald E. Murphy, age 71, has been a director since 1975. He is the vice-chairman of the Board. Mr. Murphy has served as the vice president and general manager of J. H. McKnight Ranch, Inc., a family farming company, for over 40 years. He is also a partner of New Generation Software, a software company, and a partner of Murphy Brothers, a farming operation.

DONALD J. AMARAL

Donald J. Amaral, age 54, has been a director since 2003. Mr. Amaral is chairman of our audit committee and a member of our nominating and corporate governance committee. He was chairman and chief executive officer of Coram Healthcare Corporation, a home infusion therapy company, from 1995 to 1999 and continues to serve as a director. Coram Healthcare filed a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code on August 28, 2000, and a Chapter 11 trustee was appointed on March 7, 2002. On October 27, 2006, the Bankruptcy Court confirmed the trustee's plan of reorganization. Mr. Amaral has a Bachelor's degree in accounting and an MBA degree. He has served as chief executive officer and chief financial officer of various companies for over 25 years.

CRAIG S. COMPTON

Craig S. Compton, age 51, has been a director since 1989. Mr. Compton is a member of our compensation and management succession committee and our nominating and corporate governance committee. He has served as the president, chief executive officer and chief financial officer of AVAG, Inc., an aerial application business, for over 20 years and has been a principal in his family rice farming partnership for over 22 years. Mr. Compton is also a director of Environmental Alternatives Foster Care Agency.

JOHN S. A. HASBROOK

John S. A. Hasbrook, age 47, has been a director since 2002. Mr. Hasbrook is a member of our compensation and management succession committee and our audit committee and serves as chairman of the director loan committee of Tri Counties Bank. He is active in several agricultural and investment enterprises. He is president of SunWest Wild Rice Co., Inc.; president of Hasbrook-Fetter Farms, Inc., a rice farm; vice president of SunWest Foods, Inc., a food marketing company; and serves as an officer for other agricultural-related entities. Mr. Hasbrook also serves as a director for Santa Clara University of Food & Agribusiness, as well as for various charitable and civic organizations. Mr. Hasbrook has a BSC degree in finance and an MBA degree in agribusiness from Santa Clara University.

MICHAEL W. KOEHNEN

Michael W. Koehnen, age 46, has been a director since 2002. Mr. Koehnen is a member of our compensation and management succession committee and our nominating and corporate governance committee. He owns and operates

C.F. Koehnen & Sons, a third-generation family farming and bee-keeping company. Mr. Koehnen is also president and owner of Riverwest Processing, an almond and walnut processing company.

STEVE G. NETTLETON

Steve G. Nettleton, age 68, has been a director since 2003. He is a member of our audit committee and our nominating and corporate governance committee. Mr. Nettleton was the owner of the Chico Heat professional baseball club from 1996 to 2002 and served as the chairman of the board of directors for North State National Bank from 1982 to 2003 prior to its merger into Tri Counties Bank. He also serves as a trustee of Enloe Medical Center, and a director of the Chico Foundation of California State University and the University Advisory Board of California State University.

RICHARD P. SMITH

Richard P. Smith, age 49, has been a director since 1999. He has served as the president and chief executive officer of TriCo and Tri Counties Bank since 1999. Mr. Smith joined Tri Counties Bank in 1994 as vice president and chief information officer. He was senior vice president-customer/employee support and control from 1997 until 1998, when he was promoted to executive vice president in the same capacity. Mr. Smith was named president of Tri Counties Bank and executive vice president of TriCo in 1998. Mr. Smith is also a member of the board of directors of the California Banker's Association and chairman of the State Government Relations Committee.

CARROLL R. TARESH

Carroll R. Taresh, age 69, has been a director since 1998. He was executive vice president and chief operating officer of Tri Counties Bank from 1989 until his retirement in 1996. He also serves as president and director of CNT, Inc., a farming operation.

ALEX A. VERESCHAGIN, JR.

Alex A. Vereschagin, Jr., age 71, has been a director since 1975. Mr. Vereschagin is our Board secretary, chairman of the investment and asset/liability committee of Tri Counties Bank and a member of our audit committee. He was chairman of the Board from 1984 to 1999. He is a self-employed farmer and also the secretary and treasurer of Plaza Farms, a family-owned corporation. He is managing partner of the Vereschagin Company, a real estate rental company, and senior partner of Talbot-Vereschagin Ranch, a farming operation. Mr. Vereschagin has a Bachelor's degree in business.

                     CORPORATE GOVERNANCE, BOARD NOMINATION
                              AND BOARD COMMITTEES

CORPORATE GOVERNANCE

We have long believed that good corporate governance is important to ensure that TriCo is managed for the long-term benefit of our shareholders. We continue to review our corporate governance policies and practices along with provisions of the Sarbanes-Oxley Act of 2002, the rules of the Securities and Exchange Commission and the listing standards of Nasdaq. We have adopted a code of ethics that applies to our principal executive officer, principal financial officer and persons performing similar functions. You can view our code of business conduct, our code of ethics for our principal executive officers and senior financial officers, our audit committee charter, our nominating and corporate governance committee charter and our compensation and management succession charter on our website at www.tricountiesbank.com under "investor information--corporate governance," or receive copies by contacting our corporate secretary in writing at TriCo Bancshares, 63 Constitution Drive, Chico, California 95973, or by telephone at (530) 898-0300.

DIRECTOR INDEPENDENCE

We believe that independent directors play an important role in TriCo's corporate governance and are committed to ensuring that at least a majority of our directors are independent. Our Board has affirmatively determined that the following nine of our ten directors are independent as defined by Nasdaq Marketplace Rule 4200(a)(15) and our corporate governance guidelines: Mr. Amaral, Mr. Casey, Mr. Compton, Mr. Hasbrook, Mr. Koehnen, Mr. Murphy, Mr. Nettleton, Mr. Taresh and Mr. Vereschagin. Our corporate governance guidelines provide that a director is independent if he does not have a material relationship with TriCo directly or indirectly as a partner, shareholder or officer of an organization that has a relationship with TriCo, and he otherwise qualifies as independent under the applicable rules of the Securities Exchange Act of 1934, as amended, and Nasdaq. These independence determinations were based upon a review of all relevant transactions and relationships between TriCo, our senior management and our accountants, on the one hand, and each director and his family members, on the other hand. Mr. Smith is not considered independent because of his employment as president and chief executive officer of TriCo.

TRANSACTIONS WITH RELATED PERSONS

Our nominating and corporate governance committee is charged with monitoring and reviewing issues involving potential conflicts of interest and reviewing and approving all related party transactions. We have a policy adopted by our Board of Directors for reviewing transactions between TriCo and our directors and executive officers, their family members and entities with which they have a position or relationship. Our procedures for transactions with related persons are intended to determine whether any such related person transaction impairs the independence of a director or presents a conflict of interest on the part of a director or executive officer. All transactions between TriCo and related persons may be consummated only if our nominating and corporate governance committee approves such transaction in accordance with the procedures set forth in our policy.

We annually require each of our directors and executive officers to complete a questionnaire that elicits information about related person transactions. Our nominating and corporate governance committee and Board of Directors annually review all transactions and relationships disclosed in the questionnaires, and the Board makes a formal determination regarding each director's independence under our corporate governance guidelines.

There have been no transactions or series of similar transactions during 2006, or any currently proposed transaction, to which TriCo was or is to be a party, in which the amount involved exceeded or will exceed the lesser of $120,000 or 1% of our average total assets at year-end for the last three completed fiscal years, and in which any of our directors, director nominees, executive officers or any shareholder owning 5% or more of our common stock, or any member of the immediate family or associate of any of the foregoing persons (together, the "related parties"), had or will have a direct or indirect material interest.

INDEBTEDNESS OF MANAGEMENT

Some of our directors, executive officers and their immediate family members and associates are customers of Tri Counties Bank and we expect to have banking transactions with them in the future. The loan committee of Tri Counties Bank reviews the adequacy and fairness of any loans made by Tri Counties Bank to our directors and officers. In its opinion, all such loans and commitments to lend were made in the ordinary course of our business and complied with applicable laws. Terms, including interest rates and collateral, were substantially the same as those prevailing for comparable transactions with other persons of similar creditworthiness not affiliated with TriCo. In our opinion, these transactions did not involve more than a normal risk of collectibility or present other unfavorable features. The aggregate amount of all loans and credit extensions outstanding as of December 31, 2006, to all directors and executive officers (including their associates and members of their immediate family) was approximately $6,537,000, representing 3.86% of shareholders' equity at that time. As of the date of this proxy statement, all of these loans were performing loans.

BOARD COMMITTEES

Our full Board of Directors considers all major decisions. However, we have established three standing committees so that some matters can be addressed in more depth than may be possible in a full Board meeting: a compensation and management succession committee, a nominating and corporate governance committee and an audit committee. These three committees each operate under a written charter. Following is a description of each of these committees. Our subsidiary, Tri Counties Bank, also has an audit committee and other Board committees.

                               AUDIT        COMPENSATION AND         NOMINATING AND
                             COMMITTEE    MANAGEMENT SUCCESSION   CORPORATE GOVERNANCE
                               MEMBER       COMMITTEE MEMBER        COMMITTEE MEMBER
                            -----------   ---------------------   --------------------
William J. Casey*           X                  X(Chairman)             X(Chairman)
Donald E. Murphy*
Donald J. Amaral*           X(Chairman)                                X
Craig S. Compton*                              X                       X
John S. A. Hasbrook*        X                  X
Michael W. Koehnen*                            X                       X
Steve G. Nettleton*         X                                          X
Richard P. Smith
Carroll R. Taresh*
Alex A. Vereschagin, Jr.*   X

----------
*    Determined to be independent as described at "Director Independence" above.

Audit Committees. We have a standing audit committee of TriCo and a standing audit committee of Tri Counties Bank. The Board has determined that Mr. Amaral is an audit committee financial expert under the rules of the Securities and Exchange Commission and that each member of the committee is financially literate as defined by Nasdaq listing standards and is independent under special standards established by the Securities and Exchange Commission for audit committee members. Their qualifications and business expertise are described at "Board of Directors." The committee monitors:

     - the integrity of our financial statements, including the financial reporting process and systems of internal controls regarding finance, accounting and legal and regulatory compliance,

     -    our compliance with legal and regulatory requirements,

     - the independence, qualifications and performance of our financial executives, principal independent auditor and internal auditing department, and

     - the communication among our principal independent auditor, management, our internal auditing function and the Board.

The committee also annually retains our principal independent auditor and approves the terms and scope of work to be performed. Our audit committee met four times during 2006. For more information on this committee, please see "Report of the Audit Committee."

Compensation and Management Succession Committee. The compensation and management succession committee held four meetings in 2006. The committee considers the recommendations of our management regarding most compensation matters, including executive compensation. In 2006 the committee hired Mercer Human Resource Consulting, LLC as an outside consultant to provide an analysis concerning our executive compensation program compared to other California banks of similar size. For more information on this committee, please see "Compensation Discussion and Analysis." This committee:

     -    establishes TriCo's compensation philosophy,

     - evaluates and approves the compensation levels for our chief executive officer and the other executive officers,

     - produces annually a compensation discussion and analysis of executive compensation,

     -    administers our stock option plans,

     - approves the benefits provided to our executive officers and directors, and

     -    establishes and reviews our management succession policies.

Nominating and Corporate Governance Committee. Our nominating and corporate governance committee met three times in 2006. This committee:

     - determines nominees to the Board in the manner described at "Nomination and Election of Directors,"

     -    reviews our Board committee structure and members,

     -    annually evaluates the Board,

     - approves any related party transactions as described at "Transactions with Related Persons,"

     -    monitors director independence, and

     - reviews our corporate governance guidelines and code of business ethics.

ATTENDANCE AT MEETINGS

The Board of Directors of TriCo met nine times and the Board of Directors of Tri Counties Bank met nine times during 2006. Each director attended at least 75% of the meetings of the Boards of Directors of both TriCo and Tri Counties Bank and the meetings of the committees of TriCo on which they served. In addition, our independent directors met one time in executive session to discuss our chief executive officer's performance. Executive sessions are chaired by the independent director then serving as lead director. Mr. Casey was our lead director in 2006 and will continue to serve as lead director in 2007.

Our corporate governance guidelines provide that each director must attend our annual shareholders meeting. In 2006 all of our directors attended the annual shareholders meeting.

NOMINATION AND ELECTION OF DIRECTORS

Qualifications. Our nominating and corporate governance committee determines the director nominees for each annual meeting of shareholders using the criteria set forth in our corporate governance guidelines. Our guidelines provide that all directors must be committed to representing the long-term interests of our shareholders and possess:

     -    the highest personal and professional ethics, integrity and values,

     -    informed judgment,

     -    sound business experience,

     -    the ability to make independent analytical inquiries, and

     -    an understanding of our business environment.

The committee has not established any specific minimum qualification standards for directors, except that no person may serve as a director who is seventy-five years of age or older at the time of election. However, the committee may identify certain skills or attributes as being particularly desirable for specific director nominees in order to complement the existing Board composition. To date the committee has identified and evaluated nominees for directors based on several factors, including:

     -    referrals from our management, existing directors and advisors,

     -    business or banking experience,

     -    education,

     -    leadership abilities,

     -    professional reputation and affiliation, and

     -    personal interviews.

We do not currently pay any fee to a third party to identify or evaluate potential director nominees, although we may retain search firms in the future to assist in finding qualified candidates.

Shareholder Nominations. The committee will consider nominees recommended by shareholders if those nominations are submitted under Section 15 of our bylaws.
Section 15 provides that nomination for election of directors may be made by the Board of Directors or by any shareholder of any outstanding class of our capital stock entitled to vote for the election of directors. Notice of intention to make any nominations must be made in writing and be delivered or mailed to our president not less than 21 days or more than 60 days prior to any meeting of shareholders called for the election of directors. If less than 21 days' notice of the meeting is given to shareholders, the notice of intention to nominate shall be mailed or delivered to TriCo's president not later than the tenth day following the day on which the notice of meeting was mailed. If notice of the meeting is sent by third-class mail as permitted by Section 6 of the bylaws, no notice of intention to make nominations shall be required. The notification shall contain the following information to the extent known to the notifying shareholder:

     -    the name and address of each proposed nominee,

     -    the principal occupation of each proposed nominee,

     - the number of shares of capital stock of TriCo owned by each proposed nominee,

     -    the name and residence address of the notifying shareholder, and

     - the number of shares of TriCo stock owned by the notifying shareholder.

Nominations not made in accordance with Section 15 of the bylaws may, in the discretion of the chairman of the meeting, be disregarded. Nominees recommended by shareholders are evaluated in the same manner as other nominees. We have not received any proposals for director nominees from shareholders for this election.

Cumulative Voting. Each shareholder may cumulate votes in the election of directors. This means that a shareholder may cast votes for the number of shares owned multiplied by the number of directors to be elected. For example, if you own 1,000 shares, you could cast 10,000 votes since we will be electing ten directors at the meeting. You may cast those votes for a single candidate or distribute your votes among any or all of the candidates. However, you may not cumulate votes for a candidate unless that candidate has been properly nominated prior to the voting and you have given notice of your intention to cumulate your votes. You must express your intention to cumulate votes at the meeting prior to the election. If any shareholder gives notice to cumulate his shares, all other shareholders shall be allowed to cumulate their votes as well. We will provide an opportunity at the meeting for any shareholder who desires to cumulate votes to announce his intention to do so. We are soliciting, by your proxy, the discretionary authority to vote proxies cumulatively. The ten nominees receiving the highest number of votes will be elected directors.

COMPENSATION AND MANAGEMENT SUCCESSION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of our compensation and management succession committee is an officer, former officer or employee of TriCo or Tri Counties Bank. No executive officer of TriCo had any interlocking relationship with any other for-profit entity during 2006, including serving on the compensation committee for any other entity.

                            COMPENSATION OF DIRECTORS

DIRECTOR COMPENSATION TABLE

The following table summarizes the compensation paid by TriCo to our non-employee directors in 2006:


                                                          CHANGE IN
                                                           PENSION
                                                          VALUE AND
                                                        NONQUALIFIED
                                                          DEFERRED
                           FEES EARNED OR     OPTION    COMPENSATION     ALL OTHER
                            PAID IN CASH      AWARDS      EARNINGS     COMPENSATION    TOTAL
NAME (1)                       ($)(2)         ($)(3)       ($)(4)         ($)(5)        ($)
--------                   --------------   ---------   ------------   ------------   ------
William J. Casey               24,000       28,395(6)      4,500          11,146      68,041
Donald J. Amaral               21,600       39,868(6)      8,600          10,115      80,183
Craig S. Compton               18,000       22,716(7)      3,900           9,919      54,535
John S. A. Hasbrook            18,000       32,552(7)      2,800          10,247      63,599
Michael W. Koehnen             18,000       32,552(7)      2,500          10,010      63,062
Donald E. Murphy               18,000       22,716(7)     11,600          12,336      64,652
Steve G. Nettleton             18,000       33,812(7)      9,700           9,920      71,432
Carroll R. Taresh              18,000       22,716(7)     16,496(8)       13,538      70,747
Alex A. Vereschagin, Jr.       18,000       22,716(7)     18,793(9)       11,144      70,653

----------
(1) Mr. Smith, our president and chief executive officer, is not included in this table as he is an employee of TriCo. Mr. Smith receives no additional cash compensation for his service as a director but does receive stock options upon his re-election as a director as referenced in note 3 to this table. Mr. Smith's compensation is shown at "Compensation of Named Executive Officers."

(2) Includes a $1,500 monthly retainer for each named director, $2,000 per month for the chairman of the Board and $1,800 per month for the chairman of the audit committee. We do not pay our directors any additional compensation to attend Board or committee meetings.

(3) Nonqualified options for 4,000 shares of our common stock under were granted to all directors upon their re-election on May 23, 2006, under our 2001 stock option plan described beginning on page 24 which vest in May 2007. The chairman of our Board and the chairman of our audit committee received nonqualified options for an additional 1,000 shares. The dollar amount shown is recognized for financial statement reporting purposes for 2006 in accordance with the Statement of Financial Accounting Standards ("SFAS") 123(R), and thus includes amounts from awards granted in and prior to 2006. See note 11 of our consolidated financial statements in our annual report on Form 10-K for the year ended December 31, 2006, for assumptions underlying the valuation of equity awards. As of December 31, 2006, each director had the following number of options outstanding: Mr. Casey, 22,000; Mr. Amaral, 38,000; Mr. Compton, 24,000; Mr. Hasbrook, 36,000; Mr.
     Koehnen, 36,000; Mr. Murphy, 20,000; Mr. Nettleton, 28,000; Mr. Taresh, 12,000; and Mr. Vereschagin, 38,800. The number of options currently exercisable are indicated at "Ownership of Voting Securities."

(4) Reflects the change in value during 2006 of each director's account under the director supplemental retirement plan described on the next page.

(5) Reflects the taxable value attributable to the split dollar life insurance benefits described on page 13 and the long-term care insurance described on page 23.

(6) The full grant date fair value of the options awarded in 2006, computed in accordance with SFAS 123(R), is $35,069.

(7) The full grant date fair value of the options awarded in 2006, computed in accordance with SFAS 123(R), is $28,055.

(8) Reflects the change in value during 2006 of Mr. Taresh's accounts under the director supplemental retirement plan described on the next page and above-market rates earned under our executive deferred compensation plan described on page 28. Mr. Taresh was an executive of TriCo from 1989 until his retirement in 1996.

(9) Also includes above-market rates earned under the director deferred compensation plans described on the next page.

In addition, each director has an indemnity agreement under which TriCo will indemnify him in his capacity as a director, was covered by directors' and officers' liability insurance and was reimbursed for expenses incurred in connection with his attendance at Board meetings.

DEFERRED COMPENSATION PLANS

In 2005 we adopted a deferred compensation plan to permit our directors to defer payment of their retainer fees until retirement, termination of directorship or death. A director can defer up to a lifetime maximum of $1.5 million for all deferrals under this plan and our predecessor plan which permitted director deferrals from 1992 until 2004. A director who elects to defer his retainer fees for any year must defer a minimum of $200 per month. In 2006 none of the directors elected to defer any of their retainer fees. The plan also permits us to make discretionary contributions to a director's account. To date, we have not made any discretionary contributions on behalf of any directors. A director's plan benefit is payable upon his retirement, the termination of his directorship or death. All distributions under the plan are subject to the rules of Section 409A of the Internal Revenue Code. The plan is nonqualified, unsecured and unfunded.

Until December 31, 2008, a director's account under the plan is credited with interest each month at a rate that is 3% higher than the monthly equivalent of the annual yield of the Moody's average corporate bond yield index for the preceding month. Beginning January 1, 2009, the rate for the monthly interest credit to a director's account is reduced to 1% higher than monthly equivalent of the annual yield of the Moody's corporate bond yield index for the preceding month. From the time that his directorship ends until his benefit is paid, a director's account under the plan is credited with interest each month at the monthly equivalent of the annual yield of the Moody's average corporate bond yield index for the preceding month. A director is immediately 100% vested in his deferrals and any related interest on his deferrals. We determine the vesting rate for any discretionary contributions credited to a director's account and any related interest. If a director is removed for cause, our compensation and management succession committee can decide whether the interest credited to the director's account with respect to his deferrals and our discretionary contributions, if any, is forfeited.

Any deferrals made by a director and any discretionary contributions credited to his account by us prior to January 1, 2005, and any related interest, are governed by a predecessor deferred compensation plan for directors that we adopted in 1992. The 1992 plan is similar to the 2005 plan in most respects.

DIRECTOR SUPPLEMENTAL RETIREMENT PLAN

In 2004 we adopted a supplemental retirement plan to provide additional retirement benefits to directors who retire on or after January 1, 2004. This plan replaces our supplemental retirement plan for directors originally adopted in 1987 and any benefit accrued by a director as of December 31, 2003 under this earlier plan will be paid under the terms of the 2004 plan. Any of our outside directors who attains "director emeritus" status is eligible to participate in the 2004 plan. When such a qualified director retires on or after age 55 with at least 15 years of service, or after a change of control with any number of years of service, he can receive an annual lifetime benefit equal to the amount of his base Board fee paid by us during his final year of service. The amount of the retirement benefit is reduced for each month that the benefit commencement date precedes the director's 65th birthday. A director's annual benefit payments under the plan begin the month after his retirement. If a director is involuntarily removed, he forfeits all benefits under this plan. The plan is nonqualified, unsecured and unfunded.

SPLIT DOLLAR LIFE INSURANCE

In March 2003 we entered into joint beneficiary agreements with all of our directors, except for Mr. Nettleton. These agreements provide that TriCo owns and pays premiums on a split dollar life insurance policy to provide various death benefits in certain circumstances to the beneficiaries named by each of these directors.

                         OWNERSHIP OF VOTING SECURITIES

This chart shows the common stock ownership for each TriCo director and director nominee, the executive officers named on page 22, and owners of more than 5 percent of our outstanding common stock as of March 30, 2007. Each shareholder has direct ownership and sole voting and investment power for the shares listed unless otherwise noted. The share amounts have been rounded to the nearest full share and include stock options granted under TriCo's stock option plans which are exercisable through May 29, 2007.

                                               COMMON STOCK OWNERSHIP                   COMMON STOCK
                                                 NOT INCLUDING STOCK              OWNERSHIP INCLUDING STOCK
                                           OWNED AS A TRUSTEE OF THE ESOP      OWNED AS A TRUSTEE OF THE ESOP
                                         ----------------------------------   --------------------------------
                                                              PERCENTAGE OF   NUMBER OF SHARES   PERCENTAGE OF
                                          NUMBER OF SHARES     COMMON STOCK     BENEFICIALLY      COMMON STOCK
BENEFICIAL OWNERS                        BENEFICIALLY OWNED    OUTSTANDING          OWNED         OUTSTANDING
-----------------                        ------------------   -------------   ----------------   -------------
5% Holder
TriCo Bancshares                            1,179,321(1)           7.40%      1,179,321(1)            7.40%
Employee Stock Ownership
Plan and Trust (ESOP)
63 Constitution Drive
Chico, CA 95973

Directors and Named Executive Officers
Donald J. Amaral                               34,000(2)               *         34,000(2)                *
William J. Casey                              646,948(3)           4.06%      1,826,269(3)(17)       11.46%
Craig S. Compton                              159,160(4)               *        159,160(4)                *
W. R. Hagstrom                                 61,084(5)               *         61,084(5)                *
John S. A. Hasbrook                            35,125(6)               *         35,125(6)                *
Michael W. Koehnen                            138,116(7)               *        138,116(7)                *
Andrew Mastorakis                              94,201(8)               *         94,201(8)                *
Donald E. Murphy                              194,604(9)           1.22%        194,604(9)            1.22%
Steve G. Nettleton                            270,959(10)          1.70%        270,959(10)           1.70%
Richard O'Sullivan                            274,742(11)          1.72%        274,742(11)           1.72%
Thomas J. Reddish                             185,403(12)          1.16%        185,403(12)           1.16%
Richard P. Smith                              497,965(13)          3.13%      1,677,286(13)(17)      10.53%
Carroll R. Taresh                             142,444(14)              *        142,444(14)               *
Alex A. Vereschagin, Jr.                      111,499(15)              *      1,290,820(15)(17)       8.10%

All TriCo directors and executive           3,050,425(16)         19.15%      4,229,746(16)(17)      26.55%
officers as a group (17 persons)

----------
*    Less than 1%.

(1) Each ESOP participant may direct the ESOP trustees how to vote the shares allocated to his account. The ESOP's advisory committee directs the ESOP trustees how to vote shares which are not allocated to participants' accounts. As of March 30, 2007, participants in the ESOP could direct the voting of all 1,179,321 shares held by the ESOP. Of that total, 89,080 shares had been allocated to the accounts of TriCo's executive officers.

(2)  Includes stock options for 34,000 shares.

(3) Includes stock options for 22,000 shares, 864 shares held in an IRA account for the benefit of Mr. Casey and 124,000 shares held by a family trust of which Mr. Casey is manager.

(4) Includes 34,026 shares held by Mr. Compton as executor of his father's estate, 1,258 shares held by Mr. Compton's minor children, 34,814 shares held in an IRA account for the benefit of Mr. Compton and stock options for 24,000 shares.

(5) Includes 11,367 shares held by Mr. Hagstrom's spouse, stock options for 25,073 shares and 9,480 shares allocated to Mr. Hagstrom's account in the ESOP.

(6)  Includes stock options for 32,000 shares.

(7) Includes 65,214 shares owned by CF Koehnen & Sons, of which Mr. Koehnen is an owner, 8,600 shares owned by the CF Koehnen & Sons Profit Sharing Plan of which Mr. Koehnen is trustee, 4,400 shares owned by the Helen Koehnen Trust of which Mr. Koehnen is trustee, 1,400 shares owned by Mr. Koehnen's minor children, 2,300 shares owned by Mr. Koehnen's wife and stock options for 32,000 shares.

(8) Includes 700 shares owned by Mr. Mastorakis' minor children and 6,215 shares allocated to Mr. Mastorakis' account in the ESOP.

(9) Includes 7,116 shares owned by the J. H. McKnight Ranch, of which Mr. Murphy is an officer, 26,622 shares owned by the J. H. McKnight Ranch Profit Sharing Plan, 81,899 shares held by Blavo LLC of which Mr. Murphy is a manager and stock options for 12,000 shares.

(10) Includes 89,947 shares held jointly with his spouse, 157,011 shares held in an IRA account for the benefit of Mr. Nettleton and stock options for 24,000 shares.

(11) Includes stock options for 158,000 shares and 29,139 shares allocated to Mr. O'Sullivan's account in the ESOP. 72,750 shares have been pledged as security.

(12) Includes 2,306 shares held by Mr. Reddish's minor children, stock options for 172,000 shares and 12,003 shares allocated to Mr. Reddish's account in the ESOP.

(13) Includes 173 shares held by Mr. Smith's wife, stock options for 435,216 shares and 18,465 shares allocated to Mr. Smith's account in the ESOP.

(14) Includes stock options for 12,000 shares and 8,000 shares held by Mr. Taresh's wife.

(15) Includes stock options for 8,000 shares.

(16) Includes stock options for 1,153,629 shares and 89,081 shares allocated to executive officers' accounts in the ESOP.

(17) Includes 1,179,321 shares held by the ESOP of which Messrs. Smith, Casey and Vereschagin are trustees of which 89,081 shares have been allocated to the accounts of executive officers in the ESOP.

                               EXECUTIVE OFFICERS

The following persons are currently serving as executive officers and senior management of both TriCo and Tri Counties Bank.

RICHARD P. SMITH

Information about Mr. Smith can be found at "Board of Directors."

RICHARD O'SULLIVAN

Richard O'Sullivan, age 50, has served as executive vice president---wholesale banking of Tri Counties Bank since 1997. He was our senior vice president---customer sales and service from 1995 to 1997. He served as vice president and manager of our Park Plaza branch from 1992 until 1995. Mr. O'Sullivan is also a partner in a family farm and treasurer of the Boys and Girls Club of the North Valley.

W. R. "RICK" HAGSTROM

Rick Hagstrom, age 61, has been executive vice president---risk management of Tri Counties Bank since March 2003. From 1996 to 2003 he served as vice president---real estate manager.

THOMAS J. REDDISH

Tom Reddish, age 47, has served as vice president and chief financial officer of both TriCo and Tri Counties Bank since 1999. Mr. Reddish became senior vice president in 2003 and executive vice president in 2006. He was vice president and controller of TriCo and vice president of Tri Counties Bank from 1998 until 1999. He served as controller of Tri Counties Bank from 1994 until 1998.

CRAIG CARNEY

Craig Carney, age 48, has been senior vice president and chief credit officer of Tri Counties Bank since 1997. From 1985 to 1996 Mr. Carney was employed by Wells Fargo Bank in various lending capacities. His most recent position with Wells Fargo was as vice president, senior lender in commercial banking from 1991 to 1996. Mr. Carney served as a consultant to Tri Counties Bank from 1996 until his employment in 1997.

RICHARD A. MILLER

Rick Miller, age 63, has served as senior vice president and director of human resources of Tri Counties Bank since 2001. From 1998 to 2001 he served as senior vice president and chief administrative officer of Key Equipment Finance Group. From 1983 to 1998 Mr. Miller held a variety of senior human resource positions at Bank of America, US Leasing and World Savings.

RAYMOND RIOS

Ray Rios, age 50, has served as senior vice president, chief information officer, since 2005. From 1983 through 1994 Mr. Rios served in a variety of positions in our information technology department and from 1997 to 2005 he was manager--information systems of Tri Counties Bank.

                      COMPENSATION DISCUSSION AND ANALYSIS

COMPENSATION PHILOSOPHY

TriCo's executive compensation program is designed to maximize shareholder value by aligning compensation with TriCo's performance and to attract, retain, motivate and reward a highly qualified executive management team. The compensation and management succession committee believes that these objectives can best be met by linking compensation to the achievement of both individual and corporate performance.

The underlying philosophy behind our compensation program is very straightforward: we pay competitive salaries and reward executives for enhancement of shareholder value and sustained individual superior performance. Consistent with this philosophy is our commitment to offer fair pay based on the respective roles of our executives, the market value of their jobs and the opportunity to earn additional cash and non-cash compensation when they provide superior performance.

ROLE OF THE COMPENSATION AND MANAGEMENT SUCCESSION COMMITTEE

The committee has the primary authority to determine TriCo's compensation philosophy and to establish compensation for Richard P. Smith, our chief executive officer, and our other executive officers. Each component of compensation for our executives is generally administered under the direction of our committee and is reviewed on an annual basis to ensure that remuneration levels and benefits are competitive and reasonable using the guidelines described below. In determining each level of compensation and the total compensation package, the committee reviews a variety of sources to determine and set compensation. Mr. Smith aids the committee by providing annual recommendations regarding the compensation of all executive officers, other than himself. The committee can exercise its discretion in modifying any recommended adjustments or awards to the executives. Each executive also participates in an annual performance review with Mr. Smith to provide input about his contributions to TriCo's success for the period being assessed.

While the committee does not set compensation at specific percentage levels compared to the market, the committee does seek to provide salary, incentive compensation opportunities and employee benefits that fall within the average practice of our competitors. The committee annually considers compensation levels of executives with similar qualifications and experience at banks of similar size located in California. Accordingly, the committee compares on an annual basis each element of total compensation against a peer group of bank holding companies. In 2006 the committee retained Mercer Human Resource Consulting, LLC, an independent human resources consulting firm, to identify and maintain a peer group of competitive companies to which we may refer when establishing executive compensation. The compensation peer group consists of 14 publicly traded and privately held bank holding companies in California which the committee believes are similar to TriCo in terms of total assets, net income, market capitalization and shareholder return. These companies are Capital Corp. of the West, Center Financial Corp, CVB Financial Group, Farmers & Merchants Bancorp, First Community Bancorp, First Regional Bancorp, ITLA Capital Corp., Mid-State Bancshares, Nara Bancorp, Inc., Pacific Capital Bancorp, SVB Financial Group, Vineyard National Bancorp, West America Bancorporation and Wilshire Bancorp, Inc.

Surveys prepared by management are also used periodically to ensure that TriCo is maintaining its labor market competitiveness. These surveys compare our compensation programs to the compensation programs of similarly sized bank holding companies located in California.

COMPENSATION PROGRAM COMPONENTS

The compensation program for our executives consists of three fundamental components:

     -    base salary,

     - annual performance-based incentive compensation consisting of a cash bonus, and

     - long-term incentive compensation composed of equity-based awards intended to reward executives for the enhancement of shareholder value and promote retention.

This program enables us to tie executive compensation to TriCo's performance, reward individual performance and attract and retain a highly-qualified executive management team. As a result, the committee believes that this program best serves the interests of TriCo and our shareholders. The particular elements of our compensation programs are set forth below. Each executive's current and prior compensation is considered in setting future compensation.

A percentage of total compensation is allocated to incentives as a result of our philosophy. We have no pre-established policy or target for the allocation between either cash and non-cash, or short- and long-term, incentive compensation. Rather, the committee reviews information provided by Mercer to determine the appropriate level and mix of incentive compensation. In 2006 approximately 14.0% of the total annual compensation to our named executives was in the form of non-cash long-term incentive compensation (stock options) and approximately 26.6% was in the form of annual cash incentive compensation (bonus).

BASE SALARY

The committee reviews and adjusts base salaries annually to realign them with market and industry levels after taking into account TriCo's general financial performance and the executive's responsibilities, experience and future potential. The committee seeks to establish base salaries that are within the range of salaries for persons holding similarly responsible positions at other banks and bank holding companies located in California. Mr. Smith's salary is set by the committee every January and the salaries for the other executives are usually set in February or March of each year for that year.

The committee reviewed TriCo's general financial performance and utilized the data provided by Mercer when determining to increase Mr. Smith's 2006 salary 4.0% from $430,000 in 2005 to $447,200 in 2006. This information showed Mr. Smith's salary to be in the market median for California bank holding companies similarly sized to TriCo based on the survey prepared by Mercer.

In 2006 the committee increased our other named executives' base salaries by a range of 4.2% to 4.8% and by 4.4% on average from salaries paid in 2005. Based upon information presented to us by Mercer regarding market ranges for salaries of equivalent positions at peer group companies, we believe that we have established our executives' base salaries within the average practice of our competitors. As a result, we believe that we compensate our executives equitably when compared to competitive companies.

ANNUAL INCENTIVE BONUS

It is the committee's objective to have a substantial portion of each executive's compensation contingent upon TriCo's performance as well as upon his or her own level of performance and contribution toward TriCo's performance. We utilize annual cash bonuses to align executive compensation with our business objectives and TriCo's performance. Placing an emphasis on incentive compensation is consistent with our philosophy of rewarding executives for Trico's performance.

CEO Incentive Plan. Under our CEO Incentive Plan approved in January 2006, Mr. Smith was eligible to receive an annual incentive bonus if certain budgeted corporate goals were achieved. The potential incentive bonus for Mr. Smith's performance in 2006 ranged from 0% to 100% of his base salary. If TriCo achieved less than 90% of its budgeted corporate goals, Mr. Smith would not be entitled to a bonus. If TriCo achieved substantially all of the following corporate goals, Mr. Smith would be entitled to a bonus of 50% of his annual salary. If TriCo achieved 120% of these budgeted corporate goals, Mr. Smith would be entitled to a bonus of 100% of his annual salary. Mr. Smith's annual incentive bonus was determined on the basis of TriCo's achievement of the following budgeted corporate performance goals:

     -    net income of approximately $26,000,000,

     - maintain high asset and liability quality pursuant to regulatory guidelines, and

     -    diluted earnings per share of $1.64.

The committee retains discretion regarding the determinations as to whether TriCo reached these goals. In January 2007, the committee determined that TriCo achieved substantially all of its budgeted corporate goals for 2006 and thus Mr. Smith was awarded an incentive bonus of 50% of his salary, or $223,600. For 2007 performance, the committee has determined that Mr. Smith's potential incentive bonus will range from 0% to 100% of Mr. Smith's base salary depending on TriCo's achievement of budgeted corporate performance goals.

Other Executives. The committee provides incentive compensation to our other executives in the form of an annual cash bonus. There is no pre-established policy or target for the determination of the amount of the incentive bonus compensation for our other executives. Although the achievement of certain financial objectives as measured by TriCo's earnings are considered in determining incentive bonus compensation, other subjective and less quantifiable criteria are also considered. In this regard, the committee takes into account specific achievements that are expected to affect our future earnings and results or that have an identifiable impact on the prior year's results. In March 2007 our other named executive officers received bonuses ranging from approximately 35% to 50% of their base salaries for their performance in 2006, as set forth in the summary compensation table on page 22.

STOCK OPTION GRANTS

The committee provides long-term incentive compensation to our executive officers through the grant of stock options under our 2001 stock option plan described on page 24. In accordance with our philosophy, the use of stock options is intended to provide incentives to our executive officers to work toward the long-term growth of TriCo by providing them with a benefit that will increase only to the extent that the value of our common stock increases. Since the value of an option bears a direct relationship to TriCo's stock price, the committee believes it is an effective long-term incentive to create value for shareholders and appropriately align the interests of our executives with the interest of our shareholders. The grant of stock options also serves as a long-term retention incentive for our executives with the four-year and five-year vesting schedules imposed by the committee.

Option awards are made at the regular committee meetings. The effective date for all grants is the date that the committee approves the grant and all key terms have been determined. Beginning in 2007, the committee intends to grant stock options to our executives, including the CEO, on the date of our annual shareholders' meeting each year. The committee may also grant stock options in its discretion in connection with the hiring of a new executive officer or other employee or to address other special circumstances. The exercise price for stock option grants is determined by reference to the last quoted price per share on The Nasdaq Global Select Market at the close of business on the date of grant. Our annual shareholders' meeting typically occurs within four weeks after the official announcement of our first quarter results so that the stock option exercise price will reflect a fully informed market price. Each grant allows the executive to acquire shares of common stock over a specified period of time, typically four to five years. Accordingly, the option will provide a return to the executive only if the market price of the shares appreciates over the option term.

The number of options granted each year by the committee to an executive is not set, but is based on a subjective evaluation of:

     -    the perceived incentive that the grant will provide,

     -    the executive's prior performance and level of responsibility,

     - the benefit that the grant may have on long-term shareholder value, and

     -    the value of the stock option at the time of grant.

The committee views the grant of options as a retention device and therefore also reviews the status of vesting and the number of vested versus unvested options held by an executive at the time of grant and the annual option grants made to executives at our peer group companies.

In 2006 the committee granted Mr. Smith with stock options to purchase 45,000 shares of our common stock which will vest ratably over a five-year period. In 2006 Mr. Smith also received options for 4,000 shares of our common stock for his re-election to the Board which will vest on the first anniversary of the date of grant. The committee did not grant stock options to our other executives in 2006 but currently intends to grant stock options to them in 2007. We do not currently maintain any equity or other security ownership guidelines or requirements for our executives.

OTHER ELEMENTS OF COMPENSATION AND PERQUISITES

In order to attract and retain talented executives who will focus on achieving TriCo's long-term goals, we provide to our executives, including Mr. Smith, the following benefits and perquisites:

Supplemental Executive Retirement Plan. TriCo maintains a supplemental executive retirement plan described at "Compensation of Named Executive Officers--Pension Benefits," which provides our executives with benefits upon their retirement.

Deferred Compensation Plan. TriCo maintains a nonqualified, unsecured and unfunded executive deferred compensation plan, which is described at "Compensation of Named Executive Officers--Nonqualified Deferred Compensation." This plan provides our executives with the opportunity to defer all or part of their salaries and bonuses until retirement, earlier termination from employment or death, in addition to any discretionary contribution or reoccurring contribution that we credit to his account. All amounts are credited with interest and are paid in the form and at the time elected by the executive, generally after the executive's cessation of employment.

Change of Control Agreements. The change of control agreements described on page 29 protect income for our executives who would likely be involved in decisions regarding, and the successful implementation of, merger activity and would be at risk for a job loss if a change of control occurs. The committee believes it was important to adopt such agreements in order to provide an incentive for executives to remain employed with TriCo throughout the turmoil and uncertainty that an unsolicited tender offer or merger can cause. Such continuity in leadership benefits both our shareholders and employees. These agreements enable the executives to make decisions that are in the best interests of our shareholders without being distracted or influenced in the exercise of his business judgment by personal concerns. Change of control agreements are typically offered to executives in the marketplace and thus are necessary to attract and retain executives as well as protect shareholders' interests. A change of control will also accelerate the vesting of all outstanding options and accelerate benefits under some of our benefit plans as described at "Compensation of Named Executive Officers--Potential Payments Upon Termination and Change of Control."

ESOP Contributions. TriCo makes yearly contributions to each executive's account under our employee stock ownership plan described at "Compensation of Named Executive Officers--ESOP."

Defined Contribution Plan. TriCo offers a 401(k) savings plan to all eligible employees as described at "Compensation of Named Executive Officers--401(k)."

Long-term Care Insurance. Trico has entered into long-term care agreements with each executive as described at "Compensation of Named Executive
Officers--Long-Term Care Insurance."

Medical Insurance. TriCo provides to each executive and their family such health, dental and vision insurance coverage as TriCo may from time to time make available to its other executives of the same level of employment. TriCo pays a portion of the premiums for this insurance for all employees.

Life and Disability Insurance. TriCo provides each officer such disability and/or life insurance as TriCo in its sole discretion determines from time to time to make available.

Other. TriCo makes available certain other perquisites to executives such as country club memberships and automobile allowances which are listed in the perquisites table on page 23.

REVENUE CODE SECTION 162(M)

The committee considers the potential impact of section 162(m) of the Internal Revenue Code of 1986, as amended. Section 162(m) disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1 million in any taxable year for the chief executive officer and the other senior executive officers, other than is approved by the shareholders of the corporation and that meets certain other technical requirements. Based on current levels of compensation, no executive officer is expected to receive compensation for 2006 services that would be non-deductible under section 162(m) of the Internal Revenue Code. Accordingly, the compensation committee has not considered any revisions to its policies and programs in response to this provision of law.

This limitation does not apply to compensation that is performance based. Our 2001 stock option plan has been structured so that any compensation paid in connection with the exercise of options granted under the plan with an exercise price equal to the fair market value of the option shares on the grant date will qualify as performance-based compensation. Therefore, it will not be subject to the $1 million deduction limitation.

SUMMARY

The committee believes that our philosophy of aligning compensation with TriCo's performance and individual superior performance was met and that the compensation for our executive officers has been competitive and comparable to the compensation received by executive officers of similarly-sized banks located in the western United States. In addition, TriCo's executive compensation philosophy and programs support our overall objective to enhance shareholder value through profitable management of TriCo's operations. The committee is firmly committed to the ongoing review and evaluation of our executive compensation program.

         REPORT OF THE COMPENSATION AND MANAGEMENT SUCCESSION COMMITTEE

TO OUR SHAREHOLDERS:

The compensation and management succession committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with TriCo's management. Based on such review and discussion, the committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

This report shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission or subject to Regulation 14A promulgated by the Commission or Section 18 of the Securities Exchange Act of 1934, as amended.

RESPECTFULLY SUBMITTED:

William J. Casey (Chairman)
Craig S. Compton
John S. A. Hasbrook
Michael Koehnen

                    COMPENSATION OF NAMED EXECUTIVE OFFICERS

SUMMARY COMPENSATION TABLE

The following table presents information concerning all compensation earned by our principal executive officer, principal financial officer and the three other most highly compensated executive officers during 2006:

                                                                                 CHANGE IN
                                                                               PENSION VALUE
                                                                                    AND
                                                                  NON-EQUITY    NONQUALIFIED
                                                                   INCENTIVE      DEFERRED
                                                 STOCK   OPTION      PLAN       COMPENSATION    ALL OTHER
     NAME AND                SALARY     BONUS   AWARDS   AWARDS  COMPENSATION     EARNINGS    COMPENSATION   TOTAL
PRINCIPAL POSITION    YEAR   ($)(2)     ($)(4)    ($)    ($)(5)       ($)          ($)(7)        ($)(8)       ($)
------------------    ----  -------    -------  ------  -------  ------------  -------------  ------------  -------
Richard Smith,        2006  447,200(3)       0     0    138,365   223,600(6)      115,740        43,307     968,212
President and CEO

Thomas Reddish,       2006  232,190    116,844     0     46,238         0          16,900        29,512     441,684
Executive Vice
President and CFO

Andrew Mastorakis,    2006  233,094    105,569     0     50,801         0          66,492        29,927     485,883
Former Executive
Vice
President--Retail
Banking (1)

Richard O'Sullivan,   2006  224,599     79,117     0     46,238         0          12,323        40,922     403,199
Executive Vice
President--Wholesale
Banking

Rich Hagstrom,        2006  174,143     70,106     0     33,124         0         201,103        36,583     515,059
Executive Vice
President--Risk
Management

----------
(1)  Mr. Mastorakis resigned effective March 31, 2007.

(2)  Reflects actual salary earned in 2006.

(3)  Paid pursuant to Mr. Smith's employment agreement described on page 29.

(4)  Reflects cash bonuses earned for performance in 2006 but paid in March
     2007.

(5) Reflects the dollar amount recognized for financial statement reporting purposes for 2006 in accordance with SFAS 123(R) of stock options granted pursuant to our 2001 stock option plan and our 1995 stock option plan and thus may include amounts from options granted in and prior to 2006. Assumptions used in the calculation of these amounts are included in footnote 11 to our audited financial statements for 2006 included in our annual report on Form 10-K for the year ended December 31, 2006.

(6) Reflects the cash award paid to Mr. Smith under the CEO Incentive Plan discussed on the next page.

(7) Reflects (i) the actuarial increase in the present value of the executive's benefits under our supplemental executive retirement plan described on page 27 determined using interest rate and mortality rate assumptions consistent with those named in our financial statements and includes amounts which the executive may not be currently entitled to receive because such amounts are not vested, and (ii) above-market rates earned under our executive deferred compensation plan discussed on page 28.

(8) Reflects the other compensation indicated on the perquisites table following on the next page:

PERQUISITES TABLE

                       PERSONAL USE OF     LIFE    COUNTRY                 LONG-TERM                      TOTAL
                      COMPANY-PROVIDED  INSURANCE    CLUB       TRICO         CARE         ESOP      PERQUISITES AND
                         AUTOMOBILES     BENEFITS    DUES   CONTRIBUTIONS  INSURANCE  CONTRIBUTIONS   OTHER PERSONAL
NAME            YEAR      ($)(A)          ($)(B)     ($)       ($)(C)        ($)(D)       ($)(E)       BENEFITS ($)
----            ----  ----------------  ---------  -------  -------------  ---------  -------------  ---------------
Mr. Smith       2006       15,314         6,843      3,800          0            0        17,350          43,307
Mr. Reddish     2006            0         2,357          0          0        9,805        17,350          29,512
Mr. Mastorakis  2006            0         2,440          0        240        9,897        17,350          29,927
Mr. O'Sullivan  2006        7,745         2,440      3,490          0        9,897        17,350          40,922
Mr. Hagstrom    2006            0         2,356      7,422      3,102        9,969        13,734          36,583

----------
(A) Reflects the value attributable to personal use of automobiles provided by TriCo as calculated in accordance with IRS guidelines.

(B) Reflects the taxable value attributable to split dollar life insurance benefits provided by joint beneficiary agreements between TriCo and each executive. TriCo owns and pays premiums on all insurance policies which provide various death benefits to the beneficiaries named by each executive.

(C) Reflects contributions allocated by TriCo to an executive's ESOP account pursuant to the terms of our nonqualified deferred compensation plan described on page 28.

(D) Reflects the premiums relating to the long-term care insurance described below.

(E) Reflects discretionary contributions made by TriCo to an executive's account in our ESOP described below.

CEO INCENTIVE PLAN

The Board adopted a CEO Incentive Plan which provided bonus compensation to our chief executive officer, Richard Smith, for his performance during 2006. This plan generally provided that Mr. Smith could earn a bonus equal to up to 50% of his 2006 salary if TriCo met certain pre-established performance goals. See "Compensation Discussion and Analysis--Annual Incentive Bonus" for a more detailed discussion of this plan. The compensation and management succession committee retains discretion regarding the determinations as to whether TriCo reached these goals.

LONG-TERM CARE INSURANCE

In 2003 we entered into long-term care agreements with certain directors and executives which provide that TriCo will purchase long-term care insurance policies which are owned by the individual directors and executives. The long-term care insurance provides long-term care benefits if a participant becomes disabled or has a long-term medical condition. The agreements generally provide that if a participant's service with TriCo terminates in certain circumstances, the participant will reimburse a percentage of the premium paid by TriCo based upon his years of service with TriCo or let the policy lapse. During 2006 we recognized an expense of $147,687 relating to the long-term care insurance.

ESOP

We have an employee stock ownership plan and trust for all employees completing at least 1,000 hours of service with TriCo or Tri Counties Bank. Annual contributions are made by TriCo in cash at the discretion of the Board. Contributions to the plan are held in trust and invested primarily in our common stock. Contributions are allocated to participants on the basis of salary in the year of allocation. In general, benefits become vested after six years.

401(K)

We have a 401(k) plan for all employees age 21 and over who complete at least 90 days of service with TriCo or Tri Counties Bank. Participants may contribute a portion of their compensation subject to certain limits based on federal tax laws. Contributions are not included in a participant's current taxable income. TriCo has not made any matching contributions to the plan to date. Plan assets are held in trust. A participant can direct the investment of his contribution into one or more of 19 mutual funds. Generally, contributions are triggered by a participant's retirement, disability, death or other separation from employment.

2001 STOCK OPTION PLAN

General. In 2001 we adopted a stock option plan for key officers, employees, directors and consultants, as subsequently amended by shareholders, which provides that an aggregate of 2,124,650 shares of our common stock may be granted under the plan. On March 31, 2007, there were options for 1,199,381 shares outstanding and options for 435,430 shares were available for future grant. Vesting schedules are determined individually for each grant. The stock options that we have issued to our executives were granted at exercise prices equal to the fair market value of TriCo stock on the date of grant. All stock options granted to date vest ratably over a five-year period beginning either on the grant date or the first anniversary of the grant date.

The committee may grant both incentive stock options, which can result in potentially favorable tax treatment to the participant, and non-qualified stock options. The committee determines the terms and vesting provisions, including the exercise price that generally may not be less than the fair market value of a share of common stock on the grant date. The maximum term of each option, the times at which each option will be exercisable, and the provisions requiring forfeiture of unexercised options following termination of employment generally are fixed by the committee, except that no option may have a term exceeding ten years. Incentive stock options that are granted to holders of more than 10% of our stock are subject to certain additional restrictions, including a five-year maximum term and a minimum exercise price of 110% of the fair market value.

Shares subject to options that are cancelled, expire unexercised, forfeited or otherwise terminated remain available for awards under the plan. The plan imposes individual limitations on the amount of certain awards in order to comply with Section 162(m) of the Internal Revenue Code of 1986. Under these limitations no single participant may generally receive options in any calendar year that relate to more than $1 million. Finally, options may generally be adjusted to prevent dilution or enlargement of benefits when certain events occur, such as a stock dividend, reorganization, recapitalization, stock split, combination, merger or consolidation.

Eligibility and Administration. Current and prospective officers, employees, directors and consultants of TriCo or its subsidiaries or affiliates may be granted awards under the plan. As of March 31, 2007, approximately 700 individuals were eligible to participate in the plan. The plan is administered by our compensation and management succession committee. Awards to directors serving on the committee are determined and administered by the full Board of Directors. The committee may:

     -    select participants,

     -    determine the type and number of options to be granted,

     -    determine the exercise price and vesting period of any option,

     -    determine and later amend the terms and conditions of any option,

     -    interpret the rules relating to the plan, and

     -    otherwise administer the plan.

Director Options. A new director to the Board receives options for 20,000 shares when he is first elected. These options become exercisable in five equal installments of 4,000 shares each beginning on the first anniversary of the grant date. In addition, each director who is re-elected to the Board receives options for 4,000 shares upon re-election and each director who is appointed as chairman of the Board or chairman of our audit committee may receive options for 1,000 shares. These shares are exercisable on the first anniversary of the grant date. The option price for all options granted to directors is the fair market value on the grant date. The Board determines the terms and conditions of any other options granted to directors.

Termination and Change of Control. See "Potential Payments Upon Termination or Change of Control."

Amendment and Termination. The Board may amend, suspend or terminate the plan subject to applicable shareholder approval. The committee may waive any conditions or amend the terms of any option. However, the committee may not amend the terms of previously granted options to reduce the exercise price or cancel options and grant substitute options with a lower exercise price than the cancelled options. The committee also may not adversely affect the rights of any award holder without the award holder's consent.

Federal Income Tax Consequences. Tax consequences to TriCo and to participants receiving options will vary with the type of option. The plan is not intended to be a "qualified plan" under Section 401(a) of the Internal Revenue Code.

1995 STOCK OPTION PLAN

In 1995 we adopted a stock option plan for key employees. On March 31, 2007, there were options for 143,500 shares outstanding under this plan and no additional options were available for grant. Vesting schedules were determined individually for each grant under both plans. The material terms of this plan are similar to our 2001 stock option plan.

GRANTS OF PLAN-BASED AWARDS IN 2006

The following table presents information concerning plan-based awards granted to each named executive in 2006:

                                                                                         ALL OTHER
                                                                                          OPTION
                                   ESTIMATED POSSIBLE             ESTIMATED FUTURE        AWARDS:
                                PAYOUTS UNDER NON-EQUITY        PAYOUTS UNDER EQUITY     NUMBER OF  EXERCISE OR  GRANT DATE
                                  INCENTIVE PLAN AWARDS        INCENTIVE PLAN AWARDS    SECURITIES   BASE PRICE  FAIR VALUE
                              ----------------------------  --------------------------  UNDERLYING   OF OPTION    OF OPTION
                               THRESHOLD   TARGET  MAXIMUM  THRESHOLD  TARGET  MAXIMUM    OPTIONS      AWARDS       AWARD
NAME            GRANT DATE        ($)       ($)      ($)       (#)       (#)     (#)        (#)        ($/SH)        ($)
----            ----------    ----------  -------  -------  ---------  ------  -------  ----------  -----------  ----------
Mr. Smith       05-23-06          --           --       --      --       --       --      4,000(2)     25.91       28,055
                08-22-06          --           --       --      --       --       --     45,000(3)     24.46      444,836
                01-24-06(1)       --      223,600  447,200      --       --       --         --           --           --
Mr. Reddish           --          --           --       --      --       --       --         --           --           --
Mr. Mastorakis        --          --           --       --      --       --       --         --           --           --
Mr. O'Sullivan        --          --           --       --      --       --       --         --           --           --
Mr. Hagstrom          --          --           --       --      --       --       --         --           --           --

----------
(1)  This award was granted pursuant to the CEO Incentive Plan described on page
     23. The grant date is the date the Board determined the potential bonus payment. The target amount represents 50% of Mr. Smith's annual base salary and the maximum amount represents 100% of Mr. Smith's annual base salary. See "Compensation Discussion and Analysis" for a discussion of Mr. Smith's annual incentive bonus under the CEO Incentive Plan.

(2) Reflects stock options granted to Mr. Smith upon his re-election as a director under our 2001 stock option plan which vest in May 2007.

(3) Reflects stock options granted under our 2001 stock option plan which vest in five equal installments each year beginning on the first anniversary of the grant date.

OUTSTANDING EQUITY AWARDS AT 2006 FISCAL YEAR-END

The following table presents information for all stock option awards held by the named executives as of December 31, 2006. There are no stock awards outstanding for any of the named executives. All stock options vest in five equal installments each year beginning on the grant date unless indicated otherwise in the chart below.

                                                 OPTION AWARDS
                 -----------------------------------------------------------------------------
                                               EQUITY INCENTIVE
                  NUMBER OF      NUMBER OF       PLAN AWARDS:
                  SECURITIES    SECURITIES         NUMBER OF
                  UNDERLYING    UNDERLYING        SECURITIES
                 UNEXERCISED    UNEXERCISED       UNDERLYING
                   OPTIONS        OPTIONS         UNEXERCISED     OPTION EXERCISE     OPTION
                     (#)            (#)        UNEARNED OPTIONS        PRICE        EXPIRATION
NAME             EXERCISABLE   UNEXERCISABLE          (#)              ($)(1)          DATE
----             -----------   -------------   ----------------   ---------------   ----------
Mr. Smith          30,000            --               --                9.13        10-14-2007
                   60,000            --               --                8.06        02-18-2010
                    4,000(2)         --               --                8.05        05-08-2011
                  200,000            --               --                8.20        06-12-2011
                    4,000(2)         --               --               12.13        05-14-2012
                    4,000(2)         --               --               12.60        05-13-2013
                   80,000        20,000               --               12.71        07-08-2013
                   30,912        20,608               --               17.38        02-17-2014
                    4,000(2)         --               --               17.40        05-04-2014
                    4,000(2)         --               --               20.58        05-24-2015
                       --         4,000(2)            --               25.91        05-23-2016
                       --        45,000(3)            --               24.46        08-22-2016
Mr. Reddish         9,000            --               --                9.13        10-14-2007
                   25,000            --               --                8.06        02-18-2010
                   80,000            --               --                8.20        06-12-2011
                   32,000         8,000               --               12.71        07-08-2013
                   15,000        10,000               --               17.38        02-17-2014
                    4,000         6,000               --               19.35        02-22-2015
Mr. Mastorakis     94,100            --               --                8.20        06-12-2011
                   32,000         8,000               --               12.71        07-08-2013
                   15,000        10,000               --               17.38        02-17-2014
                    6,000         9,000               --               19.35        02-22-2015
Mr. O'Sullivan    100,000            --               --                8.20        06-12-2011
                   32,000         8,000               --               12.71        07-08-2013
                   15,000        10,000               --               17.38        02-17-2014
                    4,000         6,000               --               19.35        02-22-2015
Mr. Hagstrom        4,000         4,000               --               12.71        07-08-2013
                   11,000        10,000               --               17.38        02-17-2014
                    3,000         4,500               --               19.35        02-22-2015

----------
(1)  The exercise price equals the market value on the grant date.

(2)  Vest on the first anniversary of the grant date.

(3) Vest in five equal installments each year beginning on the first anniversary of the grant date.

OPTION EXERCISES AND STOCK VESTED

The following table presents information on stock options exercised by each of the named executives in 2006 and the aggregate dollar amount realized on exercise. There were no stock awards made or outstanding for the named executives in 2006.

                         OPTION AWARDS
                 ----------------------------
                  NUMBER OF
                    SHARES
                   ACQUIRED    VALUE REALIZED
                 ON EXERCISE     ON EXERCISE
NAME                (#)(1)         ($)(2)
----             -----------   --------------
Mr. Smith           30,000          628,050
Mr. Reddish             --               --
Mr. Mastorakis      18,700          368,492
Mr. O'Sullivan      67,180        1,232,285
Mr. Hagstrom         7,427           94,473

----------
(1) Of the shares exercised, the following amounts were due to options expiring in 2006: Mr. Smith, 30,000 shares.

(2) The aggregate dollar value realized upon the exercise of an option represents the difference between the market price of the underlying shares on the date of exercise and the exercise price of the option.

PENSION BENEFITS

Effective January 1, 2004, we adopted a supplemental executive retirement plan to provide supplemental retirement benefits to our key employees. This plan replaces the supplemental retirement plan for executives that we originally adopted in 1987. Any benefit accrued by an executive as of December 31, 2003 under the earlier plan will be paid under terms of the 2004 plan. We select the key employees who will participate in this plan. The plan is nonqualified, unsecured and unfunded.

Under normal circumstances, a participant is entitled to a supplemental retirement benefit if he:

     -    retires after age 62,

     -    terminates due to his disability at any age,

     -    retires after age 55,

     -    voluntarily terminates with a minimum number of years of service, or

     -    is terminated without cause with a minimum number of years of service.

The plan provides a monthly lifetime benefit determined by a formula based on the participant's highest average compensation, including salary and bonus, for 36 of the last 60 months of his employment and his years of service when he ceases employment. A participant's benefit is reduced by his ESOP and social security benefits. If he retires after age 55 but before age 62, a participant must have a minimum of 10 years of service to be entitled to a supplemental retirement benefit. A participant generally forfeits all benefits under the plan if he is terminated with cause, he voluntarily terminates prior to age 55 with less than 15 years of service or is terminated without cause with less than 5 years of service. In general, a participant's monthly benefit payments begin on the later of the first day of the month after his 62nd birthday or the first day of the month after his retirement. A participant can elect to receive his monthly benefit payments earlier if he is at least 55, but the amount of his benefit is reduced for early payment. Other termination provisions are described at "Potential Payments Upon Termination or Change of Control--Supplemental Executive Retirement Plans."

The following table presents certain information concerning the benefits of the named executives under our supplemental executive retirement plan:

                                             NUMBER OF      PRESENT VALUE
                                          YEARS CREDITED   OF ACCUMULATED     PAYMENTS
                                              SERVICE          BENEFIT      DURING 2006
NAME                    PLAN NAME               (#)            ($) (1)          ($)
----             ----------------------    -------------   --------------   -----------
Mr. Smith        Supplemental Executive         14              946,200          --
                 Retirement Plan
Mr. Reddish      Supplemental Executive         13              142,200          --
                 Retirement Plan
Mr. Mastorakis   Supplemental Executive         07              286,200          --
                 Retirement Plan
Mr. O'Sullivan   Supplemental Executive         22                    0          --
                 Retirement Plan
Mr. Hagstrom     Supplemental Executive         13            1,182,300          --
                 Retirement Plan

----------
(1) The value as of December 31, 2006, is determined using assumptions consistent with those used in note 14 of our audited financial statements included in our annual report on Form 10-K for the year ended December 31, 2006.

NONQUALIFIED DEFERRED COMPENSATION

Our 2005 deferred compensation plan provides our executives with the opportunity to defer all or part of their salaries and bonuses until retirement, termination from employment or death. An executive can defer up to a lifetime maximum of $1.5 million for all deferrals under this plan and our predecessor plan which permitted deferrals from 1987 until 2004. An executive who elects to defer his compensation for any year must defer a minimum of $200 per month. The plan permits us to make discretionary contributions to an executive's account. Each year since the plan's inception we have credited to each executive's account a contribution based on our contributions made for him under our ESOP for that year. This plan is nonqualified, unsecured and unfunded.

Until December 31, 2008, an executive's account under the plan is credited with interest each month at a rate that is 3% higher than the monthly equivalent of the annual yield of the Moody's average corporate bond yield index for the preceding month. Beginning January 1, 2009, the rate for the monthly interest credit to an executive's account is reduced to 1% higher than the monthly equivalent of the annual yield of the Moody's corporate bond yield index for the preceding month. From the time that his employment with us ends until his benefit is paid, an executive's account under the plan is credited with interest each month at the monthly equivalent of the annual yield of the Moody's average corporate bond yield index for the preceding month.

Executives are immediately 100% vested in their own contributions and in our reoccurring contributions credited to their account. We determine the vesting rate for any discretionary contributions credited to an executive's account as well as for the interest related to these contributions. If an executive is terminated for cause, our compensation and management succession committee can decide whether the interest credited to the executive's account with respect to his deferrals, our discretionary contributions and our reoccurring contributions is forfeited. The distribution of an executive's plan benefit in the event of a change of control or other termination is described at "Potential Payments Upon Termination or Change of Control."

Any deferrals made by an executive, our discretionary contributions and our reoccurring contributions credited to his account prior to January 1, 2005, and the related interest, are governed by a predecessor deferred compensation plan for executives that we adopted in 1987. The 1987 plan is similar to the 2005 plan in most respects.

In 2006 Mr. Smith and Mr. Mastorakis each elected to defer some of their compensation. The following table presents information concerning nonqualified deferred compensation for each of the named executives:

                   EXECUTIVE         TRICO        AGGREGATE      AGGREGATE      AGGREGATE
                 CONTRIBUTIONS   CONTRIBUTIONS   EARNINGS IN   WITHDRAWALS/      BALANCE
                    IN 2006         IN 2006         2006       DISTRIBUTIONS   AT 12-31-06
NAME                 ($)(1)          ($)(2)        ($)(3)           ($)            ($)
----             -------------   -------------   -----------   -------------   -----------
Mr. Smith            24,000              0          10,786           0           137,770
Mr. Reddish               0              0               0           0                 0
Mr. Mastorakis       25,000            240          38,319           0           448,878
Mr. O'Sullivan            0              0          34,997           0           406,073
Mr. Hagstrom              0          3,102          22,894           0           265,649

----------
(1) These amounts were included as salary paid to such officer in the summary compensation table on page 22.

(2) These amounts were paid into the executive's account as an ESOP make-up contribution.

(3) The following amounts were included in the summary compensation table on page 22 as above-market rates earned under our executive nonqualified deferred compensation plan: Mr. Smith, $3,940; Mr. Mastorakis, $13,592; Mr. O'Sullivan, $12,323; and Mr. Hagstrom, $8,103.

CEO EMPLOYMENT AGREEMENT

We entered into an employment agreement with Richard Smith, our president and chief executive officer, which provided Mr. Smith with a base annual salary of $465,088 for 2007 with future increases as determined by the compensation and management succession committee. Mr. Smith is also eligible to receive an annual incentive bonus under the CEO Incentive Plan and stock options under our 2001 stock option plan. Mr. Smith's employment agreement also provides that Mr. Smith shall receive 20 paid vacation days annually and a car allowance of $1,000 per month or use of an automobile owned or leased by TriCo, and reimbursement of other reasonable out-of-pocket expenses incurred in the performance of his duties. Mr. Smith is also eligible to participate in our 401(k) savings plan, our employee stock ownership plan, our executive deferred compensation plan and our supplemental executive retirement plan. Finally, Mr. Smith and his dependents receive disability, health, dental or other insurance plans available to all of our employees.

If Mr. Smith is terminated without cause not in connection with a change of control, then TriCo shall pay to Mr. Smith all amounts earned or accrued as salary and a pro rated amount of Mr. Smith's minimum guaranteed annual bonus through the date of termination. In addition, TriCo shall pay through the then remaining term of the agreement the amount of salary that would be payable to Mr. Smith if his employment had not been terminated. The current term of Mr. Smith's employment under the agreement is through March 20, 2008. The agreement is automatically extended for an additional year unless one party notifies the other party to the contrary 90 days prior to the renewal date. If Mr. Smith's employment is terminated in various circumstances as described under "Potential Payments Upon Termination or Change of Control," then Mr. Smith is entitled to receive the potential benefits described in that section.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

Change of Control Agreements. Each named executive has entered into an agreement with TriCo that provides him with benefits if TriCo experiences a change of control. If a change of control occurs and the executive's employment is terminated other than for "cause" or the executive terminates his employment after a substantial and material negative change in his title, compensation or responsibilities within one year after such change of control, then such executive is entitled to receive a severance payment equal to twice the combined amount of his annual salary in effect at the time plus his most recent annual bonus, paid in 24 equal monthly installments; provided that the present value of those payments shall not be more than 299% of executive's compensation as defined by section 280G of the Internal Revenue Code ("Section 280G"). The effect of this provision is that deductions for payments made under these agreements will not be disallowed due to Section 280G. All of our executives' change of control agreements are currently scheduled to expire in August 2007, except for Mr. Smith's agreement which will expire on March 20, 2008. However, each agreement will automatically renew for an additional one-year period unless terminated by either party 90 days prior to such anniversary date. In exchange for receiving the benefits under the agreement, each executive has agreed to keep confidential all of TriCo's trade secrets.

A "change of control" as defined in our executives' change of control agreements and Mr. Smith's employment agreement generally occurs in connection with:

     - a person becoming the beneficial owner of 40% or more of our outstanding common stock,

     - the purchase of our common stock pursuant to a tender or exchange offer,

     - our shareholders' approval of the merger of TriCo where TriCo is not the surviving corporation, the sale of all of our assets or TriCo's dissolution, or

     -    a replacement of at least a majority of our directors.

For "cause" as defined in these agreements means:

     - an employee's dishonesty, disloyalty, willful misconduct, dereliction of duty or conviction of a felony or other crime the subject matter of which is related to his duties for TriCo,

     -    an employee's commission of an act of fraud or bad faith upon TriCo,

     - an employee's willful misappropriation of any funds or property of TriCo, or

     - an employee's willful continued and unreasonable failure to perform his duties or obligations.

2001 Stock Option Plan. Under our 2001 stock option plan, upon a change of control all outstanding options shall vest, become immediately exercisable and have all restrictions lifted. A "change of control" as defined under this plan generally means:

     -    the acquisition of 50% or more of our outstanding voting securities,

     -    a replacement of at least two-thirds of our directors, or

     - our shareholders' approval of a merger, dissolution or sale of substantially all of our assets.

Upon termination of an executive's employment or service, a participant will generally have 90 days following termination of employment or service to exercise any vested options. All options which are not exercised prior to 90 days after the date the executive ceases to serve as an employee of TriCo shall be forfeited. If an executive is terminated for cause, all right to exercise his vested options terminates on the date of the executive's termination.

Nonqualified Deferred Compensation Plans. An executive's plan benefit is generally payable upon his retirement, separation from employment or death. However, if an executive is terminated for cause, our compensation and management succession committee can determine in its discretion whether the interest credited to the executive's account with respect to his deferrals and any contributions made by TriCo are forfeited. For "cause" as defined in this plan is generally the same as an "involuntary termination" under our supplemental executive retirement plan described below. An executive can also elect in advance to receive a distribution of his plan benefit in the event of a change of control. A "change of control" as defined under our 2005 deferred compensation plan generally means:

     -    the acquisition of more than 50% of our outstanding stock,

     -    the acquisition in 12 months or less of at least 35% of our stock,

     - the replacement in 12 months or less of a majority of our directors, or

     -    the acquisition in 12 months or less of at least 40% of our assets.

In addition to any advance election to receive his benefit in the event of a change of control, the executive can make an advance election as to the time and form for his benefit distribution after his separation from employment. In all cases, other than a distribution to satisfy his severe financial hardship, the executive may elect to receive his benefit payments in a lump sum or in monthly installments over 5, 10 or 15 years. An executive's distribution election can be changed in advance of his retirement or other separation in accordance with
Section 409A of the Internal Revenue Code. All distributions under the plan are subject to Section 409A of the Internal Revenue Code including, for example, the rule that an employee who is a "specified employee" may not receive a distribution of his benefit until at least 6 months following his separation.

Supplemental Executive Retirement Plans. Under our 2004 supplemental executive retirement plan, if, following a change of control, a participant retires after age 55, is terminated without cause or voluntarily terminates within 24 months, he is entitled to a supplemental retirement benefit. The monthly lifetime benefit is determined by a formula based on the executive's highest average compensation, including salary and bonus, for 36 of the last 60 months of his employment and his years of service when he ceases employment. The executive is entitled to a supplemental retirement benefit under the plan without regard to the minimum number of years of service that would be required if his retirement or termination had occurred before the change of control. An executive's benefit is reduced by the sum of his ESOP and social security benefits. In general, his monthly benefit payments begin on the first day of the month after his retirement or other termination from employment following a change of control without any reduction for payment of this benefit prior to age 62, as would be the case if he had retired or terminated before a change of control. See "Pension Benefits" for a description of benefits payable not in connection with a change of control. A "change of control" as defined under this plan is generally the same as under our executive change of control agreements. An involuntary termination with cause as defined in this plan generally means a termination due to:

     -    gross negligence or gross neglect,

     - commission of a felony, misdemeanor or any other act involving moral turpitude, fraud or dishonesty which has a material adverse impact on TriCo,

     - willful and intentional disclosure, without authority, of any secret or confidential information that has a material adverse impact on TriCo, or

     - willful and intentional violation of the rules of any regulatory agency that has a material adverse impact on TriCo.

Joint Beneficiary Agreements. In 2003 we entered into joint beneficiary agreements with each of our executives. These agreements provide that Tri Counties Bank shall purchase a life insurance policy for the executive and the executive may designate beneficiaries to receive his share of the death proceeds. The value of the benefits received by the executive's beneficiaries depends on the executive's age at the time of death and whether the executive was eligible for benefits under our supplemental executive retirement plan.

The amounts listed in the following table are estimated maximum amounts that would have been payable to our executives upon termination of employment in certain circumstances if payment had occurred on December 31, 2006. The actual amounts payable can only be determined when an executive is terminated from TriCo and can be more or less than the amounts shown below, depending on the facts and circumstances actually prevailing at the time of the executive's termination of employment. Our compensation and management succession committee may in its discretion revise, amend or add to the benefits if it deems advisable. Thus, the actual amounts payable in certain circumstances could be significantly greater or less than the estimated amounts shown in the table below.

                                                                                                                 AFTER
                                                                                                               CHANGE IN
                                                                                                                CONTROL,
                                                         INVOLUNTARY    RETIREMENT                            INVOLUNTARY
                                           INVOLUNTARY   TERMINATION        OR                                  OR GOOD
                                           TERMINATION     NOT FOR      VOLUNTARY                                REASON
                                            FOR CAUSE       CAUSE      RESIGNATION     DEATH     DISABILITY   TERMINATION
NAME                     BENEFIT               ($)           ($)           ($)          ($)         ($)           ($)
----             -----------------------   -----------   -----------   -----------   ---------   ----------   -----------
Mr. Smith        Severance pay(1)                 0          361,200             0           0            0     1,324,400
                 Option vesting
                    acceleration(2)               0                0             0           0            0       621,730
                 Supplemental executive
                    retirement plans(3)           0          879,966             0           0      946,200       946,200
                 Deferred compensation
                    plan(4)                 108,000(5)       137,770       137,770     137,770      137,770       137,770
                 Joint beneficiary
                    agreement(6)                  0                0             0   5,291,750            0             0
                                            -------        ---------       -------   ---------    ---------     ---------
                 Total                      108,000        1,378,926       137,700   5,429,520    1,083,970     3,030,100
                                            =======        =========       =======   =========    =========     =========
Mr. Reddish      Severance pay(1)                 0                0             0           0            0       617,376
                 Option vesting
                    acceleration(2)               0                0             0           0            0       261,550
                 Supplemental executive
                    retirement plans(3)           0          123,714             0           0      142,200       142,200
                 Deferred compensation
                    plan(4)                       0                0             0           0            0             0
                 Joint beneficiary
                    agreement(6)                  0                0             0   2,055,400            0             0
                                            -------        ---------       -------   ---------    ---------     ---------
                 Total                            0          123,714             0   2,055,400      142,200     1,021,126
                                            =======        =========       =======   =========    =========     =========
Mr. Mastorakis   Severance pay(1)                 0                0             0           0            0       749,196
                 Option vesting
                    acceleration(2)               0                0             0           0            0       285,130
                 Supplemental executive
                    retirement plans(3)           0          134,514             0           0      286,200       286,200
                 Deferred compensation
                    plan(4)                 336,436(5)       448,878       448,878     448,878      448,878       448,878
                 Joint beneficiary
                    agreement(6)                  0                0             0   2,948,870            0             0
                                            -------        ---------       -------   ---------    ---------     ---------
                 Total                      336,436          583,392       448,878   3,397,748      735,078     1,769,404
                                            =======        =========       =======   =========    =========     =========
Mr. O'Sullivan   Severance pay(1)                 0                0             0           0            0       682,096
                 Option vesting
                    acceleration(2)               0                0             0           0            0       261,550
                 Supplemental executive
                   retirement plans(3)            0                0             0           0            0             0
                 Deferred compensation
                    plan(4)                 247,879(5)       406,073       406,073     406,073      406,073       406,073
                 Joint beneficiary
                    agreement(6)                  0                0             0   1,738,750            0             0
                                            -------        ---------       -------   ---------    ---------     ---------
                 Total                      247,879          406,073       406,073   2,144,823      406,073     1,349,719
                                            =======        =========       =======   =========    =========     =========

Mr. Hagstrom     Severance pay(1)                 0                0             0           0            0       474,532
                 Option vesting
                    acceleration(2)               0                0             0           0            0       191,740
                 Supplemental
                    executive retirement
                    plans(3)                      0        1,028,601             0           0    1,182,300     1,182,300
                 Deferred compensation
                    plan(4)                 200,634(5)       265,649       265,649     265,649      265,649       265,649
                 Joint beneficiary
                    agreement(6)                  0                0             0     889,050            0             0
                                            -------        ---------       -------   ---------    ---------     ---------
                 Total                      200,634        1,294,250       265,649   1,154,699    1,447,949     2,114,221
                                            =======        =========       =======   =========    =========     =========

----------
(1)  Payment based on salary as of December 31, 2006, and bonus paid in March
     2006.

(2) The value of accelerated stock option amounts represents the number of shares issuable upon the exercise of stock options for which vesting is accelerated multiplied by the difference between the market value on December 31, 2006, and the option exercise price. The closing price of our common stock on December 29, 2006, was $27.21 per share. Stock option vesting is accelerated following a change of control regardless of an executive's termination of employment.

(3) Represents an estimate of the present value of the accumulated benefit obligation under our supplemental executive retirement plans as of December 31, 2006, as adjusted to reflect the effect of vesting considerations in the termination situations indicated.

(4) The value of the benefits under our deferred compensation plans assumed that the executive received a lump sum payment.

(5) We assumed that our compensation and management succession committee determined that the executive forfeited interest on his deferrals and any contributions made by TriCo.

(6) Represents the lesser of the difference between death benefit and the cash value of the executive's life insurance policies and the amount specified in the joint beneficiary agreement.

Regardless of the manner of which an executive's employment terminates, he is also generally entitled to receive amounts earned during his term of employment. Such amounts include:

     -    salary earned,

     -    annual incentive bonus compensation earned,

     - gain on exercise of vested stock options granted pursuant to our stock option plan,

     -    amounts contributed under our 401(k) savings plan and our ESOP,

     -    unused vacation pay, and

     -    benefits under the long-term care insurance.

162(M) DISCLOSURE

Based on current levels of compensation, no executive is expected to receive compensation for 2006 services that would be non-deductible under Section 162(m) of the Internal Revenue Code. Accordingly, the compensation and management succession committee has not considered any revisions to its policies and programs in response to this provision of law.

                          REPORT OF THE AUDIT COMMITTEE

TO OUR SHAREHOLDERS:

The Board has affirmatively determined that all members of TriCo's audit committee are independent directors as defined in Nasdaq Rule 4200(a)(15) and the special standards established by the Securities and Exchange Commission. The committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of TriCo's accounting, the system of internal controls established by management, auditing and reporting practices. The responsibilities of the committee are described at "Corporate Governance, Board Nomination and Board Committees--Board Committees" and are set forth in its charter, a copy of which was attached to the proxy statement relating to the 2006 annual meeting of shareholders and can be found on our website.

Management is responsible for internal controls and the financial reporting process, including the system of internal controls. KPMG, LLP, our principal independent auditor in 2006, was responsible for expressing an opinion on the conformity of TriCo's audited consolidated financial statements with generally accepted accounting principles. The audit committee monitors these processes and reports its findings to the full Board. The committee has reviewed and discussed TriCo's audited consolidated financial statements with management and KPMG. The committee has also discussed with KPMG the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (communication with audit committees).

The audit committee has reviewed and implemented the provisions of the Sarbanes-Oxley Act, the rules of the Securities and Exchange Commission and the Nasdaq listing standards. The committee may also engage independent legal counsel to review assets and make recommendations on procedures required by the Sarbanes-Oxley Act. At two of its regular meetings in 2006, the committee met privately in executive session with KPMG, TriCo's chief executive officer and the director of the internal audit department to review:

     -    overall audit scope and plans,

     -    results of internal and external audit examinations,

     -    TriCo's audited consolidated financial statements,

     - management's discussion and analysis of financial condition and results of operations contained in TriCo's quarterly and annual reports,

     -    evaluations of TriCo's internal controls by KPMG, and

     -    quality of TriCo's financial reporting.

The audit committee considered the need to ensure the independence of TriCo's accountants while recognizing that in certain situations KPMG may possess the expertise and be in the best position to advise TriCo on issues other than accounting and auditing. All audit services and fees payable to our principal independent auditor for audit services must be pre-approved by the committee. The committee's charter requires that any other services, including any permitted non-audit services, must also be pre-approved by the committee. The committee then communicates its approval to management. All audit and non-audit services performed by KPMG during 2006 were pre-approved by the committee.

The committee received from KPMG the written disclosures and the letter required by Independence Standards Board Standard No. 1 (independence discussions with audit committees), and the committee discussed with KPMG their independence. The audit committee has considered the effect that provision of the services described under "tax fees" and "all other fees" at "Principal Independent Auditor" may have on the independence of KPMG. These fees amounted to approximately 6.0% of our total fees paid to KPMG in 2005 and approximately 9.3% of our total fees paid in 2006. The committee approved these services and determined that those services were compatible with maintaining the independence of KPMG as TriCo's principal auditor in 2006.

Based on the audit committee's review and discussions with management and KPMG referenced in this report, the audit committee recommended to the Board of Directors, and the Board approved, that the audited financial statements be included in TriCo's annual report on Form 10-K for the year ending December 31, 2006, for filing with the Securities and Exchange Commission.

RESPECTFULLY SUBMITTED:

Donald J. Amaral (Chairman)
William J. Casey
John S. A. Hasbrook
Steve G. Nettleton
Alex A. Vereschagin, Jr.

                          PRINCIPAL INDEPENDENT AUDITOR

CHANGE IN AUDITOR

On March 15, 2007, our audit committee dismissed our principal independent auditor, KPMG, LLP, and engaged the services of Moss Adams LLP as our new principal independent auditor on March 15, 2007, for the year ended December 31, 2007. During the years ended December 31, 2005 and 2006, and the following interim period through March 15, 2007, we did not consult with Moss Adams regarding any of the matters or events set forth in Item 304(a)(2)(i) and (ii) of Regulation S-K.

During the years ended December 31, 2005 and 2006, and the following interim period through March 15, 2007, there were no disagreements between TriCo and KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to KPMG's satisfaction, would have caused KPMG to make reference to the subject matter of the disagreement in connection with its reports on our financial statements for such periods. Also, none of the reportable events described under
Item 304(a)(1)(v) of Regulation S-K occurred within the two most recent years ended December 31, 2005 and 2006 or within the following interim period through March 15, 2007.

The audit reports of KPMG on our consolidated financial statements as of and for the years ended December 31, 2005 and 2006 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. We requested KPMG to furnish us with a letter addressed to the Securities and Exchange Commission stating whether they agreed with the above statements. A copy of that letter was filed with the Commission on a Form 8-K filed on March 21, 2007.

AUDIT FEES, AUDIT-RELATED FEES, TAX FEES AND ALL OTHER FEES

KPMG audited our financial statements for the years ending December 31, 2006 and December 31, 2005. The following table shows the fees we paid to KPMG, LLP in 2006 and 2005.

                          2006       2005
                        --------   --------
Audit fees(1)           $319,950   $472,986
Audit-related fees(2)     30,200     27,500
Tax fees(3)               36,050     31,950
All other fees                 0          0
                        --------   --------
Total                   $386,200   $532,436
                        ========   ========

----------
(1) For auditing our annual consolidated financial statements and our interim financial statements in our reports filed with the Securities and Exchange Commission and auditing our internal controls over financial reporting and management's assessments of those controls.

(2) For accounting and auditing consultation services, audits of our employee benefit plans, assistance with registration statements filed with the Securities and Exchange Commission and audits of separate subsidiary financial statements.

(3)  For tax compliance, tax advice and planning.

                                OTHER INFORMATION

FINANCIAL MATERIALS

Shareholders may request free copies of our financial materials (annual report, Form 10-K and proxy statement) from TriCo Bancshares, 63 Constitution Drive, Chico, California 95973, Attention: Corporate Secretary. These materials may also be accessed on our website at www.tricountiesbank.com under "investor information."

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Our directors, executive officers and some other shareholders are required to report their ownership of our common stock and any changes in that ownership to the Securities and Exchange Commission and Nasdaq. To the best of our knowledge, all required filings in 2006 were properly made in a timely fashion, except that Mr. Nettleton was inadvertently late in filing one report. In making these statements, we have relied on the representations of the persons involved and on copies of their reports filed with the Commission.

CONTACT THE BOARD

Shareholders may direct questions to the independent lead director by sending an e-mail to leaddirector@tricountiesbank.com. All communications required by law or regulation to be relayed to the Board will be promptly delivered to the lead director. The lead director monitors these messages and replies appropriately. The lead director for 2007 is Mr. Casey. We also encourage shareholders to attend the annual meeting to ask questions of directors concerning TriCo.

Employees and others may confidentially or anonymously report potential violations of laws, rules, regulation or our code of business conduct, including questionable accounting or auditing practices, by calling our hotline at (866) 519-1882. Employee comments will be promptly delivered to the chairman of the audit committee, Mr. Amaral.

PROXY

                                TRICO BANCSHARES
                   SOLICITED BY THE BOARD OF DIRECTORS FOR THE
                 ANNUAL MEETING OF SHAREHOLDERS ON MAY 22, 2007

     The undersigned holder of Common Stock acknowledges receipt of a copy of the Notice of Annual Meeting of Shareholders of TriCo Bancshares and the accompanying Proxy Statement dated April 20, 2007, and revoking any proxy heretofore given, hereby appoints Richard P. Smith and Richard O'Sullivan, and each of them, with full power of substitution as attorneys and proxies to appear and vote all of the shares of Common Stock of TriCo Bancshares, a California corporation (the "Company"), standing in the name of the undersigned which the undersigned could vote if personally present and acting at the Annual Meeting of Shareholders of TriCo Bancshares, to be held at the Headquarters Building of Tri Counties Bank located at 63 Constitution Drive, Chico, California, on Tuesday, May 22, 2007, at 6:00 p.m., or at any postponements or adjournments thereof, upon the following items as set forth in the Notice of Annual Meeting and Proxy Statement and to vote according to their discretion on all other matters which may be properly presented for action at the meeting or any adjournments thereof. All properly executed proxies will be voted as indicated. The above-named proxy holders are hereby granted discretionary authority to cumulate votes represented by the shares covered by this proxy in the election of directors.

        (CONTINUED AND TO BE MARKED, DATED AND SIGNED ON THE OTHER SIDE)

    ADDRESS CHANGE/COMMENTS (MARK THE CORRESPONDING BOX ON THE REVERSE SIDE)

--------------------------------------------------------------------------------

                            - FOLD AND DETACH HERE -

            YOU CAN NOW ACCESS YOUR TRICO BANCSHARES ACCOUNT ONLINE.

Access your TriCo Bancshares shareholder/stockholder account online via Investor ServiceDirect (R) (ISD).

Mellon Investor Services LLC, Transfer Agent for TriCo Bancshares, now makes it easy and convenient to get current information on your shareholder account.

          -    View account status

          -    View certificate history

          -    View book-entry information

          -    View payment history for dividends

          -    Make address changes

          -    Obtain a duplicate 1099 tax form

          -    Establish/change your PIN

              VISIT US ON THE WEB AT HTTP://WWW.MELLONINVESTOR.COM

          FOR TECHNICAL ASSISTANCE CALL 1-877-978-7778 BETWEEN 9AM-7PM
                           MONDAY-FRIDAY EASTERN TIME

          INVESTOR SERVICEDIRECT(R) IS A REGISTERED TRADEMARK OF MELLON
                              INVESTOR SERVICES LLC

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS INDICATED,   Mark Here
WILL BE VOTED "FOR" THE PROPOSALS.                                       for Address   [ ]
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.             Change or
                                                                         Comments
                                                                         PLEASE SEE REVERSE SIDE
                                            WITHHELD
                                      FOR    FOR ALL                                 FOR   AGAINST   ABSTAIN
                                      [ ]      [ ]                                   [ ]     [ ]       [ ]

1. To elect as directors the following ten nominees:   ITEM 2-TO APPROVE THE PROPOSAL TO RATIFY
                                                              THE SELECTION OF MOSS ADAMS, LLP
                                                              AS THE PRINCIPAL INDEPENDENT
01 William J. Casey     06 Donald E. Murphy                   AUDITOR OF THE COMPANY FOR 2007.
02 Donald J. Amaral     07 Steve G. Nettleton
03 Craig S. Compton     08 Richard P. Smith            ITEM 3-In their discretion, the proxy holders
04 John S. A. Hasbrook  09 Carroll R. Taresh                  are authorized to vote upon such other
05 Michael W. Koehnen   10 Alex A. Vereschagin, Jr.           business as may properly come before the
                                                              meeting.

(INSTRUCTION: To withhold authority to vote for any    [ ] WE DO   [ ] DO NOT EXPECT TO ATTEND THIS MEETING.
individual nominee, write that nominee's name in the
space provided below.)

----------------------------------------------------

                                                       Choose MLINK(SM) for fast, easy and secure 24/7
                                                       online access to your future proxy materials,
                                                       investment plan statements, tax documents and more.
                                                       Simply log on to INVESTOR SERVICEDIRECT(R) at
                                                       www.melloninvestor.com/isd where step-by-step
                                                       instructions will prompt you through enrollment.

                                                       THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE
                                                       DIRECTOR NOMINEES NAMED ABOVE IN PROPOSAL 1 AND
                                                       "FOR" PROPOSAL 2. THIS PROXY WHEN PROPERLY EXECUTED
                                                       WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS MADE,
                                                       IT WILL BE VOTED "FOR" THE NOMINEES LISTED AND "FOR"
                                                       THE SELECTION OF MOSS ADAMS, LLP AS THE PRINCIPAL
                                                       INDEPENDENT AUDITOR FOR THE COMPANY FOR 2007. THIS
                                                       PROXY IS SOLICITED BY AND ON BEHALF OF THE BOARD OF
                                                       DIRECTORS AND MAY BE REVOKED PRIOR TO ITS EXERCISE.

                                                       WHETHER OR NOT YOU PLAN TO ATTEND THIS MEETING,
                                                       PLEASE SIGN AND RETURN THIS PROXY AS PROMPTLY AS
                                                       POSSIBLE IN THE ENCLOSED POSTAGE-PAID ENVELOPE.


SIGNATURE(S) X                                         DATED:                     , 2007
               -------------------------------------          --------------------

Please date and sign exactly as your name(s) appear. When signing as attorney, executor, administrator, trustee or guardian, please give full title. All joint owners should sign. If a corporation, please sign in full corporate name by an authorized officer. If a partnership, please sign in partnership name by authorized person.

------------------------------------------------------------------------------------------------------------

                                           - FOLD AND DETACH HERE -

                      WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING,
                               BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

                   INTERNET AND TELEPHONE VOTING ARE AVAILABLE THROUGH 11:59 PM EASTERN TIME
                                   THE DAY PRIOR TO THE ANNUAL MEETING DATE.

              INTERNET OR TELEPHONE VOTE AUTHORIZES THE NAMED PROXIES TO VOTE IN THE SAME MANNER
                             AS IF MARKED, SIGNED AND RETURNED ON THE PROXY CARD.

                           INTERNET                                   TELEPHONE
               HTTP://WWW.PROXYVOTING.COM/TCBK                      1-866-540-5760
             Use the Internet to vote the proxy.   OR   Use any touch-tone telephone to vote
                 Have the proxy card in hand                  the proxy. Have the proxy
                 when accessing the web site.                 card in hand when calling.

              If voting by Internet or by telephone, you do NOT need to mail back the proxy card.
   To vote by mail, mark, sign and date the proxy card and return it in the enclosed postage-paid envelope.

                  Choose MLINK(SM) for fast, easy and secure 24/7 online access to future proxy materials, investment plan statements, tax documents and more. Simply log on to
                  INVESTOR SEVICEDIRECT(R) at www.melloninvestor.com/isd where step-by-step instructions will prompt you through enrollment.

YOU CAN VIEW THE ANNUAL REPORT AND PROXY STATEMENT
ON THE INTERNET AT: HTTP://WWW.TRICOUNTIESBANK.COM